UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐    Preliminary Proxy Statement
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☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
TORRID HOLDINGS INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders,
We are pleased to invite you to attend our Annual Meeting of Stockholders of Torrid Holdings Inc. (“Torrid” or the “Company”) to be held in-person at the Company’s headquarters located at 18501 East San Jose Avenue, City of Industry, California 91748 on Wednesday, June 4, 2025, at 9:00 a.m. Pacific Daylight Time (the “Annual Meeting”). You will be able to submit questions and vote your shares during the meeting.
The accompanying proxy statement provides information about the matters we will ask you to consider at the Annual Meeting, which are:
1.to elect two nominees identified in the accompanying proxy statement to serve as Class I directors until the 2028 Annual Meeting and until their successors are duly elected and qualified;
2.to approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers;
3.to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending January 31, 2026; and
4.to transact other business as may properly come before the meeting or any adjournment of the meeting.
Our Board of Directors (the “Board”) has set the record date as April 15, 2025. Only stockholders that owned shares of the Company’s common stock at the close of business on that day are entitled to notice of and may vote at this meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for a period of ten days ending on the day before the date of the Annual Meeting at 18501 East San Jose Avenue, City of Industry, California 91748.
Your vote is important. Whether or not you plan to attend the in-person Annual Meeting, we urge you to vote. You may vote by proxy over the Internet, by telephone, or by mail by following the instructions on the proxy card. Voting by proxy will ensure your representation at the Annual Meeting regardless of whether you attend.
Sincerely,

Members of the Board of Directors:

Stefan L. Kaluzny
Lisa M. Harper
Theophlius Killion
Dary Kopelioff
Valeria Rico Nikolov
Michael Shaffer

NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
The 2025 Annual Meeting of stockholders of Torrid Holdings Inc. will be held in-person at the Company’s headquarters located at 18501 East San Jose Avenue, City of Industry, California 91748 on Wednesday, June 4, 2025, at 9:00 a.m. Pacific Daylight Time for the following purposes:
1.to elect two nominees identified in the accompanying proxy statement to serve as Class I directors until the 2028 Annual Meeting and until their successors are duly elected and qualified;
2.to approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers;
3.to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending January 31, 2026; and
4.to transact other business as may properly come before the meeting or any adjournment of the meeting.
Stockholders of record as of the close of business on April 15, 2025, are entitled to vote. A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to June 4, 2025, at 18501 East San Jose Avenue, City of Industry, California 91748.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2025
The notice of Annual Meeting, the proxy statement and our fiscal year 2024 Annual Report on Form 10-K are available on our website at https://investors.torrid.com. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxyvote.com.
The Notice of Internet Availability of proxy materials is first being delivered to the Company’s stockholders of record on or about April 23, 2025.
By Order of the Board of Directors,
BRIDGETT C. ZETERBERG
Executive Vice President, Chief Human Resources Officer,
Chief Legal Officer and Corporate Secretary

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: Why did I receive these materials?
The Board of the Company is soliciting your proxy to vote at our 2025 Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting). Stockholders who own shares of our common stock as of the record date, April 15, 2025 (the “Record Date”), are entitled to vote at the Annual Meeting. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about the Company.
Q: Who will be entitled to vote?
Stockholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, the Company had 104,326,521 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.
Q: What will I be voting on?
You will be voting on:
1.    the election of two Class I directors to serve on the Board until the 2028 Annual Meeting and until their successors are duly elected and qualified;
2.    the approval of, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers;
3.    the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending January 31, 2026; and
4.    any other business as may properly come before the meeting or any adjournment of the meeting.
Q: How does the Board recommend I vote on these matters?
The Board recommends you vote:
1.FOR the election of Stefan L. Kaluzny and Lisa M. Harper as Class I directors;
2.FOR the approval of, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers; and
3.FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending January 31, 2026.
Q: How do I cast my vote?
Beneficial Stockholders. If you hold your shares through a broker, trustee, or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.
Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote during the in-person Annual Meeting at the Company’s headquarters located at 18501 E. San Jose Ave., City of Industry, CA 91748. You can also vote by proxy before the Annual Meeting in the following ways:
1.via the Internet at www.proxyvote.com;
2.by phone by calling on a touch-tone telephone toll-free 1-800-690-6903; or
3.by signing and returning a proxy card.
    Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Pacific Daylight Time, on Tuesday, June 3, 2025. If you hold shares in the Torrid Holdings Inc. 2021 Employee Stock Purchase Plan, you must submit your proxy via the Internet or by telephone by 11:59 p.m., Pacific Daylight Time, on Sunday, June 1, 2025.
Q: Can I access the proxy materials electronically?
Yes. Our proxy materials are available at www.proxyvote.com. Please be advised that you will need your control number, which you should have received in an earlier communication. In addition, instead of receiving future copies of our notice of internet availability and other proxy materials by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. If you would like to instruct us to send electronic copies of our notice of internet availability and other proxy materials, you should follow the instructions available at www.proxyvote.com. Your election to receive future proxy materials by email will remain in effect until you revoke it.
Q: How may I change or revoke my proxy?
Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change or revoke their proxy.
Registered Stockholders. Registered stockholders may change or revoke a properly executed proxy at any time before its exercise:
1.via the Internet at www.proxyvote.com;
2.by phone by calling on a touch-tone telephone toll-free 1-800-690-6903;
3.by signing and returning a new proxy card bearing a later date; or
4.by voting at the in-person Annual Meeting.
In addition, registered stockholders can revoke a properly executed proxy at any time before it has been exercised by timely delivering to the Secretary at the Company’s principal executive offices a written revocation of the proxy.

Proxies submitted via the Internet or by telephone must be received by 11:59 p.m., Pacific Daylight Time, on Tuesday, June 3, 2025. If you hold shares in the Torrid Holdings Inc. 2021 Employee Stock Purchase Plan, you must submit your proxy via the Internet or by telephone by 11:59 p.m., Pacific Daylight Time, on Sunday, June 1, 2025.
Q: How can I attend the in-person Annual Meeting?
The Annual Meeting is being held in-person this year at the Company’s headquarters located at 18501 E. San Jose Ave., City of Industry, CA 91748.
If you are a stockholder of record as of the Record Date, you may attend, vote, and ask questions at the meeting if you are in attendance. Beneficial stockholders are also invited to attend the Annual Meeting. However, such stockholders may not vote their shares at the Annual Meeting unless they request and obtain a valid proxy from your broker, bank or other agent. If you are a beneficial owner and want to vote your shares at the Annual Meeting, you will need to request a legal proxy from your bank, broker or other nominee well in advance of the Annual Meeting.
Q: What are “broker non-votes”?
If your shares are held through a broker and you give the broker instructions, your shares will be voted as you direct. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum and will be able to use their discretionary voting authority under NYSE rules to vote your shares on the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending January 31, 2026. However, the broker will not be able to vote on those matters for which specific authorization is required under NYSE rules, such as to vote on the election of directors, the advisory approval of named executive officer compensation or the advisory approval on frequency of future advisory votes on named executive officer compensation without instructions from you, in which case a broker non-vote will occur, and your shares will not be voted on these matters.
Q: What is the voting requirement to approve each of the proposals, and how are the votes counted?
PROPOSAL 1 — ELECTION OF DIRECTORS
A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the two nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. You may vote for the two nominees, withhold authority to vote your shares for the two nominees or withhold authority to vote your shares with respect to any one of the nominees. Withholding authority to vote your shares with respect to one or more nominees will have no effect on the election of those nominees. Broker non-votes will have no effect on the election of the nominees.

PROPOSAL 2 — ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
This vote is advisory only and non-binding on the Board. The affirmative vote of a majority of the voting power of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon is required to approve the proposal. Votes may be cast “for” or “against” the proposal. Stockholders may also abstain from voting. Abstentions will have the same effect as a vote “against” the proposal. Broker non-votes will not be included in the vote totals and therefore will have no effect on the advisory vote on executive compensation.
PROPOSAL 3 — RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The ratification of the selection of our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon. Votes may be cast “for” or “against” such ratification. Stockholders may also abstain from voting. Votes “for” and “against” this proposal and abstentions will count in the tabulations of votes cast on this proposal. Abstentions will be counted as votes cast on this proposal and will have the same effect as votes “against” this proposal. If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on this proposal even if the broker does not receive voting instructions from you. Therefore, no broker non-votes are expected in connection with this proposal.
Q: When will the results of the vote be announced?
The preliminary voting results will be announced at the in-person Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.
Q: What is the deadline for submitting a stockholder proposal or director nomination for the 2026 Annual Meeting?
Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the Company’s annual meeting of stockholders to be held in 2026, must be received by the Company at our principal executive offices at 18501 East San Jose Avenue, City of Industry, California 91748 no later than the close of business on December 24, 2025. Stockholders wishing to make a director nomination or bring a proposal before the 2026 annual meeting (but not include it in the Company’s proxy materials) must provide written notice of such proposal to the Secretary at the Company’s principal executive offices no later than the close of business on March 6, 2026 and not earlier than the close of business on February 4, 2026, assuming the Company does not change the date of the 2026 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2025 Annual Meeting. If so, the Company will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of the Company’s Amended and Restated Bylaws (the “Bylaws”) and be submitted in writing to the Secretary at the Company’s principal executive offices. In addition to satisfying the requirements of the Company’s Bylaws, including the notice deadlines set forth therein, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of the Board, which is composed of six directors. Our amended and restated certificate of incorporation (the “Charter”) provides that the authorized number of directors may be changed only by resolution of the Board. Our Charter also provides that the Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the class whose term is then expiring.
The following table sets forth the director class, name, age as of April 15, 2025, and other information for each member of the Board:

Name	Class	Age	Director Since Fiscal Year	Current Term Expires Fiscal Year	Expiration of Term For Which Nominated Fiscal Year

Lisa M. Harper	I	65	2021	2025	2028
Stefan L. Kaluzny	I	58	2021	2025	2028
Theophlius Killion	II	74	2021	2026
Michael Shaffer	II	62	2022	2026
Dary Kopelioff	III	41	2021	2027
Valeria Rico Nikolov	III	61	2021	2027

The Board’s policy is to encourage the selection of directors who will contribute to the Company’s overall corporate goals. The Board believes that in order to effectively guide us to long-term sustainable, dependable performance, the Board should be composed of individuals with sophistication and experience in the many disciplines that impact our business. Additionally, we desire that the Board have specific knowledge related to our industry, such as expertise in consumer apparel and intimates. In evaluating candidates for the director position, the Board and the Nominating and Corporate Governance Committee consider a number of criteria, including, but not limited to: (i) the experience, qualifications and skills of the candidate; (ii) the reputation of the candidate; (iii) any possible conflicts of interest; (iv) whether the candidate will be considered independent under the standards of the NYSE, and the heightened independence standards for audit committees and compensation committees under the securities laws; (v) whether the candidate will have the time and willingness to carry out his or her duties and responsibilities effectively; and (vi) whether the candidate will bring a diversity of viewpoints to the Board.
When filling a vacancy on the Board, the Nominating and Corporate Governance Committee will identify the desired skills and experience of a new director and will nominate individuals who it believes can strengthen the Board’s capabilities and further diversify the collective experience represented by the then-current directors. The Nominating and Corporate Governance Committee may engage third parties to assist in the search and provide recommendations. Also, directors are generally asked to recommend candidates for the position. The same process is used to evaluate all candidates, including candidates recommended by stockholders. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse viewpoints, accomplishments, backgrounds, and professional expertise, that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of our stockholders. Currently, of the six directors on the Board, four are racially/ethnically diverse, and one of these four is a woman. Overall, the Board is comprised of four men and two women.
The Nominating and Corporate Governance Committee has determined that all of our directors possess one or more of the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our stockholders: accountability, ethical leadership, governance, integrity, risk management, and sound business judgment. The director biographies below include a non-exhaustive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to the Board’s ability to exercise its oversight function for the Company and its stockholders, and guide the long-term sustainable, dependable performance of the Company.
Subject to any earlier resignation or removal in accordance with the terms of our Charter, our Bylaws and the Stockholders’ Agreement (as defined and discussed below), our Class I directors will serve until this Annual Meeting, our Class II directors will serve until the annual meeting of stockholders to be held in fiscal year 2026, and our Class III directors will serve until the annual meeting of stockholders to be held in fiscal year 2027. In addition, our Charter provides that as long as Sycamore Partners Management, L.P., Sycamore Partners Torrid, L.L.C. and each of their respective Affiliates (together, the “Principal Stockholders”) beneficially own (directly or indirectly) 50% or more of the voting power of the Company entitled to vote, directors may be removed with or without cause upon the affirmative vote of at least a majority of the voting power of our outstanding shares of stock entitled to vote thereon. However, once the Principal Stockholders cease to beneficially own in the aggregate (directly or indirectly) 50% or more of the voting power of the Company, our directors may be removed only for cause upon the affirmative vote of at least 75% of the voting power of our outstanding shares of stock entitled to vote thereon.
Stockholders’ Agreement
In connection with our initial public offering (“IPO”), we entered into a Stockholders’ Agreement, dated as of July 6, 2021 (the “Stockholders’ Agreement”), with Sycamore Partners Torrid, L.L.C. (together with its indirect beneficial owners, the “Sycamore Stockholder”). The Stockholders’ Agreement provides the Sycamore Stockholder with certain rights with respect to the designation of directors to serve on the Board. As set forth in the Stockholders’ Agreement, for so long as the Sycamore Stockholder beneficially owns at least 50% of our common stock, it will be entitled to designate for nomination a majority of the Board. When the Sycamore Stockholder beneficially owns less than 50% of our common stock but owns at least 10% of our common stock, the Sycamore Stockholder will be entitled to designate for nomination a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole number. When the Sycamore Stockholder owns less than 10% of our common stock but owns at least 5% of our common stock, the Sycamore Stockholder will be entitled to designate for nomination the greater of (i) a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole number, and (ii) one director.

Stockholder Recommendations for Director Nominees
The Nominating and Corporate Governance Committee will consider stockholder nominations for membership on the Board. For the fiscal year 2026 Annual Meeting, nominations may be submitted to 18501 East San Jose Avenue, City of Industry, California 91748, Attn: Chief Human Resources Officer, Chief Legal Officer and Secretary, and such nominations will then be forwarded to the chairperson of the Nominating and Corporate Governance Committee. Recommendations must be in writing, and we must receive the recommendation no later than the close of business on March 6, 2026 and not earlier than the close of business on February 4, 2026. Recommendations must also comply with certain other procedural requirements as specified in our Bylaws. In addition to satisfying the requirements of our Bylaws, including the notice deadlines set forth therein, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.
PROPOSAL 1 — ELECTION OF DIRECTORS
Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting.

Name	Class	Age	Director Since	Current Term Expires Fiscal Year	Expiration of Term For Which Nominated Fiscal Year

Stefan L. Kaluzny	I	58	July 2021	2025	2028
Lisa M. Harper	I	65	July 2021	2025	2028
Each nominee was recommended for re-election by the Nominating and Corporate Governance Committee for consideration by the Board and our stockholders. If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
Director Nominees to Serve for a Three-Year Term Expiring at the Fiscal Year 2028 Annual Meeting.
Stefan L. Kaluzny has served as a member of the Board since July 2021 and as a member of the board of directors of other Torrid entities since June 2013. Mr. Kaluzny is co-founder and Managing Director of Sycamore Partners, a New York-based private equity firm. Prior to founding Sycamore Partners, Mr. Kaluzny was a Managing Director of Golden Gate Capital. Mr. Kaluzny was with Golden Gate Capital from its inception in 2000 until January 2011. Prior to Golden Gate Capital, Mr. Kaluzny was co-founder and Chief Executive Officer of Delray Farms, a Hispanic specialty food company. Mr. Kaluzny has also held positions at consulting firms Bain & Company and LEK. Mr. Kaluzny has an M.B.A. from Harvard Business School (Baker Scholar), and a B.A. degree from Yale University. Mr. Kaluzny currently serves as a member of the Board of Trustees of Phillips Academy, a residential boarding school located in Andover, MA, and previously served on the Yale University Investment Committee. In addition to his service on the Board, Mr. Kaluzny currently serves and has served as a member of the board of directors of many of Sycamore Partners’ portfolio companies.
As a result of these and other professional experiences, Mr. Kaluzny possesses particular knowledge and experience in retail merchandising, accounting, finance and capital structure, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.
Lisa M. Harper has served as Torrid’s Chief Executive Officer since May 2022 and as a member of the Board and its predecessor since 2008. From July 2021 until May 2022, Ms. Harper served as Executive Chairperson of Belk, a privately-owned department store chain. Prior to that, Ms. Harper served as Chief Executive Officer of Belk from July 2016 through July 2021. In February 2021, under Ms. Harper’s leadership, Belk successfully completed its financial restructuring, finalizing an expedited pre-packaged, one-day reorganization, and emerged from Chapter 11 bankruptcy. Ms. Harper previously served as Chief Executive Officer of each of Torrid Holding Corp. and its predecessor, Hot Topic, from March 2011 until June 2016. From February 2001 until her retirement in July 2006, Ms. Harper served in various capacities with The Gymboree Corporation, a publicly traded corporation operating a chain of specialty retail stores for children and women. Ms. Harper’s roles at Gymboree included Chairman of the board of directors, from June 2002 to July 2006, Chief Creative Officer, from January 2006 to July 2006, Vice Chairman of the board of directors, from February 2001 to June 2002, and Chief Executive Officer, from February 2001 to January 2006. Ms. Harper has also held merchandising and design positions with several other clothing retailers, including Limited Too, Esprit, GapKids, Mervyn’s and Levi Strauss. Ms. Harper attended the University of North Carolina at Chapel Hill. In addition to her service on the Board, Ms. Harper currently serves as a member of the board of directors of Hot Topic.
As a result of these and other professional experiences, we believe Ms. Harper possesses particular knowledge and experience in multi-channel retail merchandising, finance, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.
Continuing Directors
Class II Directors (Terms expiring in Fiscal Year 2026)
Theophlius Killion has served as a member of the Board since June 2021 and currently serves as the Lead Independent Director. Since November 2016, Mr. Killion has been a managing partner of The Sierra Institute, a Dallas-based human resources consortium. Mr. Killion also worked for The Zale Corporation from January 2008 until July 2014, serving as Chief Executive Officer from January 2010 until his retirement in 2014. Prior to Zale, Mr. Killion served in a variety of positions at a number of iconic retailers including TOMMY HILFIGER, Limited Brands (now L Brands), The Home Shopping Network and Macy’s. Mr. Killion holds M. Ed. and B.A. degrees from Tufts University. Mr. Killion previously served as a member of the board of directors of Claire’s Stores, Inc., a privately held global retailer of fashionable jewelry accessories, where he served as a member of the Audit Committee and Chairman of the Compensation Committee. Mr. Killion also served as a member of the board of directors of Tailored Brands, Inc., Libbey, Inc. and The Zale Corporation when he was Chief Executive Officer.
As a result of these and other professional experiences, we believe Mr. Killion possesses particular knowledge and experience in retail merchandising, finance, human capital management,

executive compensation, ESG and board governance practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.
Michael Shaffer has served as a member of the Board since May 2022. Mr. Shaffer also served for five years on the board of directors with the Build-A-Bear Workshop, where he was Chairman of the Audit Committee. From May 2023 until March 2024, Mr. Shaffer served as a member of the board of directors and Audit Committee of The Children’s Place. Until his retirement in September 2021, Mr. Shaffer served as the Executive Vice President, Chief Operating Officer, and Chief Financial Officer for PVH Corp. (“PVH”). PVH is one of the world’s largest fashion companies, connecting with consumers in over 40 countries. Their global brands include Calvin Klein and TOMMY HILFIGER. Mr. Shaffer joined PVH in 1990 as a Financial Budget Manager and over the next 30 years worked his way up through the organization, gaining valuable experience and insights into both financial and business operations. He held various roles, including Director of Accounting Operations, Vice President and Controller, Senior Vice President of Operations and Executive Vice President, Chief Operating Officer and Chief Financial Officer for PVH. In addition, Mr. Shaffer took on the additional responsibility at PVH of guiding the Building Resources for African American Voices (BRAAVE) with PVH and led the efforts as the executive sponsor. Mr. Shaffer completed his bachelor's degree in accounting from George Washington University and earned his CPA designation. In addition to his service on the Board, Mr. Shaffer currently serves as a member of the board of directors and Chair of the Audit Committee of G-III Apparel Group, Ltd.
As a result of these and other professional experiences, we believe Mr. Shaffer possesses particular knowledge and experience in finance, ESG, and board governance practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.
Class III Directors (Terms expiring in Fiscal Year 2027)
Dary Kopelioff has served as a member of the Board since July 2021 and as a member of the board of directors of other Torrid entities since June 2013. Mr. Kopelioff is a Managing Director of Sycamore Partners, a New York-based private equity firm. Prior to Sycamore Partners, Mr. Kopelioff was an Associate at Golden Gate Capital and had been with the firm since 2007. Prior to Golden Gate Capital, Mr. Kopelioff was a consultant for McKinsey & Company. Mr. Kopelioff has an M.B.A. from Harvard Business School and a B.S. degree with distinction from Stanford University. In addition to his service on the Board, Mr. Kopelioff currently serves, and has served, as a member of the board of directors of many of Sycamore Partners' portfolio companies.
As a result of these and other professional experiences, we believe Mr. Kopelioff possesses particular knowledge and experience in retail merchandising, accounting, finance and capital structure, strategic planning, and leadership of complex organizations, and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.
Valeria Rico Nikolov has served as a member of the Board since September 2021. Ms. Rico Nikolov is the founder and Chief Executive Officer of GGA Solutions, an outsourced customer and back-office solutions provider. Prior to GGA Solutions, Ms. Rico Nikolov served as the Chief Executive Officer of Confie Seguros, one of the largest personal lines insurance distributors in the United States, from November 2014 to November 2016. Ms. Rico Nikolov also served as Confie Seguros’ Chief Operating Officer from August 2013 to November 2014 and Chief Strategy Officer from August 2012 to August 2013. Prior to Confie Seguros, Ms. Rico Nikolov served as the Chief Executive Officer and President of Lexicon Marketing from 2004 to 2011. Ms. Rico Nikolov served on the board of directors of

Herbalife Nutrition from March 2006 to March 2009. Ms. Rico Nikolov holds a degree in law from the Complutense University of Madrid, Spain. In addition to her service on the Board, Ms. Rico Nikolov also serves as a member of the board of directors of Phoenix House California, which provides addiction and behavioral health services to individuals and families overcoming substance abuse, and as a member of the board of trustees of the Buckley School.
As a result of these and other professional experiences, we believe Ms. Rico Nikolov possesses particular knowledge and experience in marketing, finance, human capital management, strategic planning and leadership of complex organizations, and board practices of other major corporations that strengthen the Board’s collective qualifications, skills and experience.
Controlled Company; Independence Status
Our Charter provides that the Board shall consist of such number of directors as determined from time to time by resolution adopted by the Board. Subject to the rights granted to the holders of any one or more series of preferred stock then outstanding, from and after the Trigger Event (as defined in the Charter) any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Stockholders will elect directors each year at our annual meeting.
Our board of directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of stockholders. Stefan L. Kaluzny and Lisa M. Harper serve as Class I directors with terms expiring at the 2025 annual meeting. Theophlius Killion and Michael Shaffer serve as Class II directors with terms expiring at the 2026 annual meeting. Dary Kopelioff and Valeria Rico Nikolov serve as Class III directors with terms expiring at the 2027 annual meeting.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Our board of directors has affirmatively determined that Theophlius Killion, Valeria Rico Nikolov and Michael Shaffer are each an “independent director,” as defined under the rules of the New York Stock Exchange (“NYSE”).
Affiliates of Sycamore Partners Management, L.P. (“Sycamore”) control a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” under the NYSE corporate governance standards. As a controlled company, we rely on available NYSE exemptions from the obligation to comply with certain corporate governance requirements, including the requirements:
•that a majority of the Board consist of “independent directors,” as defined under the rules of the NYSE;
•that any corporate governance and nominating committee or compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•for an annual performance evaluation of the nominating and governance committees and compensation committee.

Pursuant to the Stockholders’ Agreement with the Sycamore Stockholder (a) when the Sycamore Stockholder beneficially owns at least 50% of our common stock, the Sycamore Stockholder will be entitled to designate for nomination a majority of the directors, (b) when the Sycamore Stockholder beneficially owns less than 50% of our common stock but owns at least 10% of our common stock, the Sycamore Stockholder will be entitled to designate for nomination a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole number and (c) when the Sycamore Stockholder owns less than 10% of our common stock but owns at least 5% of our common stock, the Sycamore Stockholder will be entitled to designate for nomination the greater of (i) a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole number, and (ii) one director. See “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”
Board Meetings and Committees
Our Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth below. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
For the fiscal year 2024, the Board held six meetings, the Audit Committee held five meetings, and the Compensation Committee and the Nominating and Corporate Governance Committee each held four meetings. Directors are expected to attend the annual meeting of stockholders and all, or substantially all, of the Board meetings and meetings of committees on which they serve. In fiscal year 2024, all of our directors attended at least 75% of the meetings of the Board, the 2024 Annual Meeting of Stockholders, and applicable committee meetings during their tenure, except for Mr. Kaluzny.
Each of our standing committees has a written charter which is available on our website at https://investors.torrid.com. The information contained on or accessible through our website is not incorporated by reference into this proxy statement or any of our other filings with the SEC or considered to be part of this document.
The table below sets forth the composition of the Board committees as of April 15, 2025:

Board Member	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Lisa M. Harper			X
Stefan L. Kaluzny		X (Chairperson)	X
Theophlius Killion	X	X
Dary Kopelioff		X	X (Chairperson)
Valeria Rico Nikolov	X
Michael Shaffer	X (Chairperson)

Audit Committee
Our Audit Committee consists of Michael Shaffer, Theophlius Killion and Valeria Rico Nikolov, with Michael Shaffer serving as Chairperson. Our Board has affirmatively determined that each of Theophlius Killion, Valeria Rico Nikolov and Michael Shaffer meet the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 and the NYSE rules. In addition, the Board has determined that Michael Shaffer is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board has adopted a written charter for the Audit Committee, which is available on our website at https://investors.torrid.com. The information contained in or connected to our website is not deemed to be part of this proxy statement.
The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements, including but not limited to, cybersecurity requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and approving related party transactions.
Compensation Committee
Our Compensation Committee consists of Stefan L. Kaluzny, Theophlius Killion and Dary Kopelioff, with Stefan L. Kaluzny serving as Chairperson. The composition of our Compensation Committee meets the requirements under current rules and regulations of the SEC and NYSE. Our Board has adopted a written charter for the Compensation Committee, which is available on our website at https://investors.torrid.com. The information contained in or connected to our website is not deemed to be part of this proxy statement.
The Compensation Committee is responsible for, among other matters: (1) reviewing officer and executive compensation goals, objectives and plans; (2) reviewing and recommending to the Board, the compensation and benefits of our directors and Chief Executive Officer; (3) reviewing and approving the compensation of all other executive officers; (4) reviewing and approving employment agreements and other similar arrangements between us and our officers and other key executives; (5) appointing and overseeing any compensation consultants; and (6) administering the compensation recovery policy.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Dary Kopelioff, Stefan L. Kaluzny and Lisa M. Harper, with Dary Kopelioff serving as Chairperson. The composition of our Nominating and Corporate Governance Committee meets the requirements under current rules and regulations of the SEC and NYSE. Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at https://investors.torrid.com. The information contained in or connected to our website is not deemed to be part of this proxy statement.
The Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (2) reviewing stockholder proposals and overseeing engagement with stockholders and proxy advisory firms; (3) reviewing the Board’s leadership structure and recommending changes to the Board as appropriate; (4) reviewing and proposing changes to the Company’s corporate governance policies; and (5) reviewing and proposing changes to the Company’s ESG policies and practices.

Board Leadership Structure
The following section describes the Board leadership structure, the reasons the Board considers this structure to be appropriate at this time, the roles of various positions, and related key governance practices. Our Board believes that the mix of experienced independent directors and directors affiliated with our Principal Stockholders that currently make up the Board and the Board committee composition benefit the Company and its stockholders.
Board Leadership
Mr. Kaluzny currently serves as the Chairperson of the Board. Both independent and management directors, including the Chief Executive Officer, are eligible for appointment as the chairperson. If the chairperson is not an independent director, the Board will designate a Lead Independent Director.  The Lead Independent Director’s responsibilities include, among others: (i) serving as liaison between the independent directors and the Board Chairperson and Chief Executive Officer; (ii) calling meetings of the independent directors; (iii) presiding at all meetings of the independent directors; (iv) engaging with major stockholders, as appropriate; and (v) providing feedback from executive sessions of the independent directors to the chairperson of the Board and Chief Executive Officer and other senior management. Mr. Killion currently serves as the Lead Independent Director of the Board.
The Board conducts an annual assessment of its leadership structure to determine that the leadership structure is the most appropriate for the Company, taking into account the recommendations of the Nominating and Corporate Governance Committee.
Independence
Our Board believes it has an effective mix of independent directors and non-independent directors. Our Board includes two representatives from our Principal Stockholders, including Mr. Kaluzny and Mr. Kopelioff, and three independent directors: Theophlius Killion, Valeria Rico Nikolov and Michael Shaffer. In addition, our Chief Executive Officer, Lisa M. Harper, serves on the Board, providing valuable insight as an officer of the Company.
Self-Evaluation
In December 2024, our Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each conducted their annual performance self-evaluations to determine whether the Board, its committees, and management are functioning effectively. These evaluations included survey materials as well as individual conversations between each director and the chairperson. The evaluations focused on the Board’s and the committees’ contributions to the Company, with an enhanced focus on areas in which the Board or management believes that the Board could improve.
As part of the annual Board self-evaluation, the Board evaluated whether the current leadership structure continues to be appropriate for the Company and its stockholders. Our Corporate Governance Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. The Board determined that the Board and Committees were functioning effectively and that the current structure was appropriate.

Insider Trading and Hedging Transactions
    The Company has adopted an insider trading policy that includes policies and procedures applicable to officers, directors, and employees of the Company (collectively, “covered persons”) that the Company believes are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards. Among other things, the insider trading policy (i) prohibits trading by covered persons in Company securities while aware of material, non-public information about the Company except under pre-approved 10b5-1 trading plans, and (ii) specifies pre-clearance procedures (and who is subject to such procedures), open quarterly trading windows (and who is subject to such windows), and requirements regarding pre-approved trading plans that meet the requirements of Rule 10b5-1 under the Exchange Act.  The insider trading policy was filed as Exhibit 19 in the Company's Annual Report on Form 10-K for fiscal year 2024, filed with the SEC on April 1, 2025.

Risk Oversight
Our Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing Torrid and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
The Board has delegated to the Audit Committee oversight of our risk management process. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board, as appropriate, including when a matter rises to the level of a material or enterprise level risk. Our management is responsible for day-to-day risk management.
Our internal audit function serves as the primary monitoring and testing function for company-wide policies and procedures and manages the day-to-day oversight of the risk management strategy for the ongoing business of Torrid. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics applicable to our principal executive, financial and accounting officers and all persons performing similar functions. A copy of that code is available on our website at https://investors.torrid.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The information contained in or connected to our website is not deemed to be part of this proxy statement.
Compensation Committee Interlocks and Insider Participation
None of our directors or executive officers serves, and we anticipate that no member of the Board or executive officers will serve, as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Board.

Communications by Stockholders and Other Interested Parties with the Board
Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending regular mail to:
Torrid Holdings Inc.
18501 East San Jose Avenue
City of Industry, California 91748
Attention: Board of Directors
c/o EVP, Chief Human Resources Officer, Chief Legal Officer and Corporate Secretary
Phone: (626) 667-1002

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. The Company will receive the communications and process them before forwarding them to the addressee. The Company may also refer communications to other departments within the Company. The Company generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding the Company.
EXECUTIVE OFFICERS
Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who currently serve as executive officers of the Company as of April 15, 2025:

Name	Age	Position
Lisa M. Harper	65	Chief Executive Officer
Hyon C. Park	52	Executive Vice President, Chief Operating Officer and Chief Technology Officer
Paula S. Dempsey	44	Executive Vice President, Chief Financial Officer
Bridgett C. Zeterberg	61	Executive Vice President, Chief Human Resources Officer, Chief Legal Officer and Corporate Secretary
Ashlee R. Wheeler	40	Executive Vice President, Chief Strategy and Planning Officer

Lisa M. Harper - See “Proposal 1—Election of Directors” for a biography of Ms. Harper.
Hyon C. Park has served as our Chief Operating Officer since June 2024, while continuing to serve as the Executive Vice President and Chief Technology Officer of the Company since August 2022. Before joining the Company, Mr. Park served as Executive Vice President, Chief Information Officer at Belk, Inc. from November 2016 to August 2022. Prior to Belk, Mr. Park held various leadership positions at Tailored Brands Inc., including Executive Vice President, Chief Information Officer from January 2015 to November 2016, Senior Vice President, Chief Information Officer from October 2011 to January 2015, and Vice President, IT from March 2011 to October 2011. Prior to his time at Tailored Brands Inc., Mr. Park held various IT roles with The Gymboree Corporation and served as a consultant with Answerthink Consulting Group from April 1999 to November 2002 and IBM Global Services from May 1995 to 1999. Mr. Park received a BS in Electrical Engineering from the University of Pennsylvania.

Paula S. Dempsey has served as our Executive Vice President, Chief Financial Officer since December 2023. From May 2023 to December 2023, she served as the Company’s Interim Chief Financial Officer, and from January 2023 to May 2023, she served as the Senior Vice President of Finance and Investor Relations. Before joining Torrid, Ms. Dempsey had extensive experience in the retail sector, most recently at Mattress Firm, Inc. where she served as Vice President of Financial Planning and Analysis from December 2020 through January 2022, and as Senior Vice President of Corporate Finance from January 2022 to December 2022. Ms. Dempsey was also Vice President of Finance for PriceSmart, Inc. (NASDAQ: PSMT), from May 2019 to September 2019 and Vice President of Commercial Finance and Investor Relations from October 2019 to December 2020. Ms. Dempsey held various leadership roles in finance and financial planning and analysis including at Natural Grocers by Vitamin Cottage, Inc. from April 2017 through May 2019. Ms. Dempsey received an MBA with a focus on Finance, and a BA in Economics from Colorado State University.
Bridgett C. Zeterberg has served as our Executive Vice President, Chief Human Resources Officer, Chief Legal Officer, and Corporate Secretary since October 2022. From July 2022, Ms. Zeterberg initially served as the Company's Chief Legal Officer and Corporate Secretary. Prior to joining the Company, Ms. Zeterberg served as Executive Senior Vice President of Human Resources, General Counsel and Corporate Secretary of Tuesday Morning Corporation until June 2022. At Tuesday Morning Corporation, among her other responsibilities, Ms. Zeterberg guided the company through its voluntary filing for Chapter 11 bankruptcy and subsequent emergence from bankruptcy. Ms. Zeterberg also served as Senior Vice President, General Counsel and Human Resources of Zale Corporation, and as Senior Vice President, General Counsel of Total Wine & More. Ms. Zeterberg served in various roles for hospitality company Accor North America including Vice President, Assistant General Counsel and Vice President of Human Resources for the Motel 6 Division. Prior to serving as corporate counsel, Ms. Zeterberg was in private practice with various law firms. Ms. Zeterberg received her law degree from the University of San Diego and graduated from the University of California San Diego.
Ashlee R. Wheeler has served as our Executive Vice President and Chief Strategy and Planning Officer since June 2024. From September 2022 to June 2024, Ms. Wheeler served as our Senior Vice President of Strategy and Company Planning. Prior to that, she served as our Vice President of Strategy and Company Planning from April 2019 to September 2022. Ms. Wheeler also served as our Director of Company Planning from April 2017 to April 2019 and Manager of Merchandise Planning from June 2011 to April 2017. Prior to joining the Company, Ms. Wheeler served in several merchandise planning and enterprise business solutions roles at True Religion Brand jeans and Lucky Brand. Ms. Wheeler earned her AA degree from the Fashion Institute of Design and Merchandising and her cosmetology degree from Paul Mitchell.
EXECUTIVE AND DIRECTOR COMPENSATION
Compensation Overview
We are currently considered a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act, for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table, an Outstanding Equity Awards at Fiscal Year End Table and a Director Compensation Table, as well as limited narrative disclosures.
This section provides information about the material elements of compensation that are paid to, awarded to, or earned by, our named executive officers, who consist of anyone who served as our principal executive officer during fiscal year 2024 and our two other most highly compensated executive officers who were serving at the end of fiscal year 2024 other than our principal executive officer. For fiscal year 2024, our named executive officers, were:
•Lisa M. Harper, Chief Executive Officer;
•Hyon C. Park, Executive Vice President, Chief Operating Officer and Chief Technology Officer;(1)
•Paula S. Dempsey, Executive Vice President, Chief Financial Officer;(2) and
•Elizabeth Muñoz-Guzman, former Executive Vice President, Chief Creative Officer.(3)
___________________________
(1)Mr. Park was appointed as our Chief Operating Officer effective as of June 6, 2024, and continues to serve as our Executive Vice President and Chief Technology Officer (which positions he has held since he joined the Company in August 2022).
(2)Ms. Dempsey has served as our Chief Financial Officer since December 4, 2023. From May 2023 to December 2023, she served as the Company’s Interim Chief Financial Officer, and from January 2023 to May 2023, she served as the Senior Vice President of Finance and Investor Relations.
(3)Effective as of October 4, 2024, Ms. Muñoz-Guzman’s employment with the Company as its Executive Vice President, Chief Creative Officer was terminated.
Compensation Philosophy and Objectives
The objectives of our executive compensation program are to:
•Attract, motivate and retain talented and experienced executives in our industry;
•Reward executives whose knowledge, skills and performance are critical to our success;
•Align the interests of our executive officers with our stockholders by motivating executive officers to increase stockholder value;
•Foster a shared commitment among executives by aligning individual goals with the goals of the executive management team and our company, while also recognizing individual contributions to the success of our Company; and
•Compensate our executives in a manner that is fair but also ensures alignment between pay and performance to meet our long-range performance objectives.
To achieve these objectives, the Compensation Committee established the current executive compensation program, with the intention of aligning our executives’ overall compensation to key strategic financial and operational goals.
Compensation Committee Independent Consultant
In order to ensure that we continue to remunerate our executives appropriately, the Compensation Committee relies on advice and data provided by the independent outside compensation consultant, Exequity, LLP (“Exequity”), which generally reviews policies, programs, and levels with respect to executive compensation and outside independent director compensation. Specifically, Exequity provides comparative market data on compensation practices and programs based on an analysis of peer company practices, and industry best practices. The Compensation Committee retains the right to modify or terminate its relationship with Exequity or select other outside advisors to assist the Compensation Committee in carrying out its responsibilities.
The Compensation Committee has assessed the independence of Exequity and has concluded that Exequity is independent and that its retention presents no conflicts of interest either to the Compensation Committee or the Company.
Compensation Committee Procedures
The Compensation Committee is responsible for discharging the Board’s obligations relating to the compensation of our named executive officers and members of the Board. The Compensation Committee is generally responsible for overseeing and evaluating the Company’s compensation strategy, benefits policies, and compensation plans, policies and practices applicable to our Chief Executive Officer and our other named executive officers. The Compensation Committee operates pursuant to a written charter, which is available at the Company’s website, https://investors.torrid.com. The Compensation Committee charter is reviewed annually by the Board and updated as appropriate.
The Compensation Committee annually reviews the executive compensation program elements, levels, and design for our named executive officers. In determining compensation for named executive officers, other than the Chief Executive Officer, the Compensation Committee considers input from the Chief Executive Officer. The Chief Executive Officer recommends each element of compensation, including base salary, cash performance awards, and grants of long-term equity incentive awards based on a review of data provided by Exequity, as well as a review of Company and individual performance. Based upon the recommendations of our Chief Executive Officer, and in consideration of the objectives and the principles described herein, the Compensation Committee approves the annual compensation packages of our executive officers, other than our Chief Executive Officer. The Compensation Committee annually analyzes the compensation of our Chief Executive Officer, in consultation with Exequity, and makes recommendations to the Board regarding the Chief Executive Officer’s base salary, cash performance-based annual awards and grants of long-term equity incentive awards. The Board reviews the Chief Executive Officer’s performance and the recommendations of the Compensation Committee, and in consideration of the objectives and the principles described herein, the Board approves the annual compensation packages of our Chief Executive Officer.
Risk Assessment
The Compensation Committee conducts an annual risk assessment of the Company’s executive compensation programs and policies. The annual review concluded that the Company’s compensation policies and practices are not likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by providing executive pay through cash incentive awards that are subject to forfeiture if threshold performance goals are not achieved and by providing a greater portion of pay in the form of long-term incentive compensation. The combination of annual performance goals in the short-term plan, long-term vesting of equity awards, and stock ownership guidelines encourage executives to maintain a balanced perspective of short- and a long-term performance and minimize excess risk.
Elements of Compensation
Our current executive compensation program consists of the following components:
•base salary;
•annual cash incentive awards linked to our overall financial performance;
•annual grants of long-term equity-based compensation, such as time-based restricted stock units (“RSUs”), performance-based restricted stock units (“PSUs”), and/or nonqualified stock options (“Options”);
•other executive benefits and perquisites; and
•employment agreements and offer letters with our named executive officers, which contain specified termination benefits.
We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives, and align the interests of our executive officers with those of our stockholders.
Pay Mix
We utilize the particular elements of compensation described above, because we believe they align with our goal of paying for performance. Specifically, we believe these particular elements balance retention through fixed compensation, while motivating executives to focus on Company performance, translating into long-term value creation for stockholders. Likewise, the metrics used in our annual incentive plan and our long-term incentive program provides an appropriate balance between internal financial performance and stock performance.
Base Salary
Base salary represents the fixed portion of compensation for our named executive officers and is an important element of compensation intended to attract and retain highly talented individuals. The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, performance and other discretionary factors deemed relevant by our Chief Executive Officer and the Compensation Committee.
Base salary is reviewed annually to assess annual market movement and individual performance. The Compensation Committee receives input from the Board regarding our Chief Executive Officer’s performance, and the Compensation Committee receives input from the Chief Executive Officer on the other named executive officers’ performance.
In the first quarter of fiscal year 2024, the Compensation Committee, in consultation with the Chief Executive Officer and Exequity, reviewed our named executive officers’ base salaries to determine if any adjustments were warranted. Based on the Chief Executive Officer’s recommendation, the Compensation Committee approved a base salary adjustment for Mr. Park in connection with his promotion to Chief Operating Officer of the Company. Mr. Park’s base salary was increased from $618,000 to $700,000 (which represents an approximate 13.27% increase), effective as of June 6, 2024. The Compensation Committee determined that no other adjustments were necessary at this time.
Annual Bonus
Our named executive officers are eligible to participate in our annual cash incentive plan (the “Annual Incentive Plan”) which provides an opportunity to earn an annual cash incentive award based on the attainment of certain pre-determined Adjusted EBITDA goals, as adjusted for certain events and expenses. Adjusted EBITDA is a non-GAAP financial measure. See Appendix A of this proxy statement for additional information on non-GAAP financial measures. Annual Incentive Plan payments made to participants, including our named executive officers, are made in the first quarter of the fiscal year following the conclusion of the fiscal year performance period. The Adjusted EBITDA goals are established by the Compensation Committee prior to, or shortly after, the start of the applicable fiscal year in conjunction with approval of our fiscal year budget, which determines the threshold, target, and maximum levels of performance.
Under the Annual Incentive Plan, for fiscal year 2024, each named executive officer had a targeted incentive award opportunity expressed as a percentage of his or her annual base salary, subject to the applicable executive officer's employment agreement, with a threshold incentive award potential equal to 40% of such named executive officer’s target incentive award and a maximum incentive award potential equal to 200% of such named executive officer’s target annual incentive. If threshold performance goals are not met, the named executive officer is not entitled to receive an annual bonus under the Annual Incentive Plan.

The fiscal year 2024 target bonus percentages for the named executive officers are shown below.

Name	Target Bonus %
Lisa M. Harper	150%
Hyon C. Park	80%(1)
Paula S. Dempsey	65%
Elizabeth Muñoz-Guzman(2)	N/A
___________________________
(1)In connection with his promotion to Chief Operating Officer, Mr. Park’s target bonus opportunity was increased to 80% from 75% of base salary.
(2)Due to her termination of employment, effective as of October 4, 2024, Ms. Muñoz-Guzman was not eligible to receive an annual bonus in respect of fiscal year 2024.
For purposes of the Annual Incentive Plan, we established a target Adjusted EBITDA goal of approximately $116 million for fiscal year 2024. After adjustment for certain events and expenses in accordance with the terms of the Annual Incentive Plan, our Adjusted EBITDA performance for fiscal year 2024 resulted in a payout equal to 88.5% of each named executive officers’ target annual incentive award (except for Ms. Muñoz-Guzman, who was not eligible to receive an annual bonus in respect of fiscal year 2024 due to her termination effective October 4, 2024).

Long-Term Equity-Based Compensation
Effective as of the consummation of the IPO, the Board adopted the Torrid Holdings Inc. 2021 Long-Term Incentive Plan (the “LTIP”) for our employees, consultants and directors, including our named executive officers. The LTIP provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our executives with those of our stockholders.
Our Chief Executive Officer and the Compensation Committee believe that equity-based compensation is an important component of our executive compensation program, and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns our executives with the interests of our stockholders. Additionally, our Chief Executive Officer and the Compensation Committee believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent. To that end, we have awarded certain of our executives equity-based compensation in the form of restricted stock awards (“RSAs”), RSUs, PSUs and/or Options. Our Chief Executive Officer and the Compensation Committee believe equity awards provide executives with a significant long-term interest in our success by rewarding the creation of stockholder value over time. Our Compensation Committee, in consultation with our Chief Executive Officer, and subject to approval by the Board, as deemed necessary by the Compensation Committee, determines the size, terms and conditions of equity grants to our executive officers in accordance with the terms of the LTIP.
In March 2024, the Board approved equity awards for Ms. Dempsey and Mr. Park and in May 2024 for Ms. Harper, consisting of a mix of Options and RSUs. Mr. Park also received an additional equity award in July 2024, consisting of a mix of Options and RSUs, in connection with his promotion to the Company’s Chief Operating Officer.
Additionally, on December 5, 2024, the Compensation Committee awarded Mmes. Harper and Dempsey a special equity award of RSUs with a value equal to $25,000, which vested immediately as of such grant date. These awards were provided to recognize their exceptional contributions and dedication to the Company during fiscal year 2024.
Ms. Muñoz-Guzman did not receive any equity awards during fiscal year 2024.
For further information regarding the equity awards that were granted to our named executive officers under the LTIP in fiscal year 2024, please see the section below entitled “Narrative to Fiscal Year 2024 Summary Compensation Table” and the “Outstanding Equity Awards at the end of Fiscal Year 2024” table below.
Equity Award Granting Practices
The Company has established processes designed to ensure that the timing of any option grants and other similar awards to executive officers is not influenced by material nonpublic information (“MNPI”). Grants are generally around the issuance of an earnings release and the filing of a Current Report on Form 8-K, a Quarterly Report on Form 10-Q, or an Annual Report on Form 10-K, regardless of any upcoming announcements or events that could impact the Company’s share price.
Our Compensation Committee carefully reviews any potential MNPI before granting options and will delay a grant if necessary to avoid any appearance of impropriety related to the timing of the award. Our

Compensation Committee does not take MNPI into account when determining the timing and terms of option awards. Further, the Company has not timed the disclosure of MNPI to affect the value of executive compensation.
The following table contains information required by Item 402(x)(2) of Regulation S-K about stock options granted to our named executive officers in fiscal year 2024 during the period from four business days before to one business day after the filing of the Company’s Annual Report on Form 10-K, the Company’s Quarterly Report on Form 10-Q, or the Company’s Current Report on Form 8-K that disclosed MNPI.

Named Executive Officer	Grant Date	Number of securities underlying the award (#)	Exercise price of the award ($/Sh)	Grant date fair value of the award ($)	Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information
Hyon C. Park	4/2/24	62,950	4.51	2.78	(0.2)%
Paula S. Dempsey	4/2/24	62,950	4.51	2.78	(0.2)%
Other Executive Benefits and Perquisites
We provide the following benefits to our executive officers on the same basis as other eligible employees (except for the supplemental health care insurance plan noted below, which is only offered to our executive officers):
•health insurance and supplemental health care insurance plans;
•flexible time off (vacation or sick days) and a personal holiday;
•life insurance and supplemental life insurance;
•short-term and long-term disability; and
•a nonqualified deferred compensation plan, as further described in the section below entitled “Executive and Director Compensation — Narrative to the Fiscal Year 2024 Summary Compensation Table.”
We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for talent.
Agreements with Named Executive Officers
We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. We have entered into employment agreements and/or offer letters with each of our named executive officers. In addition, we have entered into a proprietary information and inventions agreement with each of our named executive officers that provides for a covenant not to solicit employees during employment and for a period of two years following termination of employment for any reason, a covenant not to compete with the Company during employment, perpetual non-disclosure of confidential information covenant, and an assignment of intellectual property covenant. For a description of the terms of the employment agreements and/or offer letters with certain of our named executive officers, please see the section below entitled “Narrative to Fiscal Year 2024 Summary Compensation

Table.” For a more complete description of our obligations under the employment agreements and/or offer letters in the event of a termination of employment or change in control, please see the section below entitled “Potential Payments Upon Termination or Change in Control.”
Clawback Policy
The Board adopted a clawback policy that complies with the new clawback listing standards of the NYSE, Section 10D of the Exchange Act and the rules promulgated thereunder (the “Compensation Recovery Policy”). The Compensation Recovery Policy is administered by the Compensation Committee. In the event that we are required to prepare an accounting restatement of our financial statements due to our material noncompliance with any financial reporting requirement under the securities laws, the Compensation Recovery Policy requires that the Compensation Committee reasonably promptly recover any excess incentive-based compensation “received” (as defined in Section 10D of the Exchange Act) by a covered executive during the three completed fiscal years immediately preceding the date on which we are required to prepare the restatement. Executives covered by the Compensation Recovery Policy include our current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the NYSE listing standards.
Incentive-based compensation subject to the Compensation Recovery Policy includes any compensation that is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure. The amount subject to recovery is the excess of the incentive-based compensation “received” based on the erroneous data over the incentive-based compensation that would have been “received” had it been based on the restated results and is computed without regard to any taxes paid. The Compensation Recovery Policy will only apply to incentive-based compensation “received” on or after the effective date of Section 303A.14 of the NYSE Listed Company Manual.
The Compensation Recovery Policy is available as Exhibit 97 to the Company’s Annual Report on Form 10-K for the year-ended February 1, 2025.
Stock Ownership Guidelines
In December 2024, the Board adopted Stock Ownership Guidelines to align the interests of our senior executives and non-employee directors with those of the Company’s shareholders, mitigate potential risk-taking behaviors, and demonstrate a commitment to the Company’s stock and an ownership-based culture. The stock ownership requirements under the Stock Ownership Guidelines are as follows: (i) for our Chief Executive Officer, 5 times her annual base salary; (ii) for our other named executive officers and executive vice presidents, 2 times their annual base salary; and (iii) for our non-employee directors, 5 times their annual cash retainer. Until the stock ownership requirement is met, executives and non-employee directors are required to retain a minimum of 50% of the net after-tax shares granted pursuant to any equity incentive plan awards.
Section 280G of the Internal Revenue Code
In approving compensation arrangements for our named executive officers, the Board and Compensation Committee considers all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, the Board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility of Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. However, we do not provide for excise tax gross-ups to our executive officers and do not expect to do so in the future.

Section 162(m) Compliance
Section 162(m) of the Internal Revenue Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. The Compensation Committee will consider the impact of Section 162(m) when making compensation decisions.
Section 409A Considerations
Another section of the Code, Section 409A, affects how deferred compensation opportunities are offered to our employees because Section 409A requires, among other things, that “nonqualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A.
Fiscal Year 2024 Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of our named executive officers in fiscal years 2024 and 2023.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Options Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Lisa M. Harper	2024	999,999	625,000	900,000	1,327,500	—	14,651	3,867,150
Chief Executive Officer	2023	1,038,461	200,000	300,000	—	—	341,678	1,880,139
Paula S. Dempsey (7)	2024	544,999	200,000	175,000	313,511	—	13,333	1,246,843
Executive Vice President and Chief Financial Officer
Hyon C. Park (8)	2024	667,900	235,000	265,000	466,507	—	21,211	1,655,618
Executive Vice President, Chief Operating Officer and Chief Technology Officer
Elizabeth Muñoz-Guzman	2024	119,704	—	—	—	181,713	5,042,986	5,344,403
Former Executive Vice President, Chief Creative Officer and Former Chief Executive Officer	2023	852,308	160,000	240,000	—	111,007	23,912	1,387,227
___________________________
(1)Amounts in this column reflect the base salary earned by each of our named executive officers in the applicable fiscal year.
(2)Amounts in this column represent the aggregate grant date fair value of awards of stock granted to certain of our named executive officers in the applicable fiscal year, as computed in accordance with FASB ASC Topic 718.
(3)Amounts in this column represent the aggregate grant date fair value of awards of options granted to certain of our named executive officers in the applicable fiscal year, as computed in accordance with FASB ASC Topic 718.
(4)Amounts in this column represent annual performance-based cash bonuses earned by our named executive officers under the Annual Incentive Plan in the applicable fiscal year and paid in the subsequent fiscal year.

(5)Amounts in this column represent the value of Ms. Muñoz-Guzman’s earnings in fiscal year 2024 under the Deferred Compensation Plan (as defined and further described in the section below entitled “Nonqualified Deferred Compensation Plan”).
(6)Amounts in this column consist of, for fiscal year 2024, the following:

Name	Supplemental Healthcare Income Plan Premiums ($)	Supplemental Disability Income Insurance Premiums ($)	Matching Contributions to 401(k) Plan ($)	Miscellaneous ($)(a)	Total ($)
Lisa M. Harper	13,380	1,271	—	—	14,651
Paula S. Dempsey	4,704	1,271	7,358	—	13,333
Hyon C. Park	13,380	1,271	6,560	—	21,211
Elizabeth Muñoz-Guzman	10,035	831	—	5,032,120(a)	5,042,986

(a)    This amount represents the following severance payments and benefits that were received by Ms. Muñoz-Guzman pursuant to the Muñoz-Guzman Separation Agreement (as defined and further discussed in the section below “Potential Payments Upon Termination or a Change in Control”): (i) a cash payment equal to $1,400,000 payable in equal installments over the 12-month period starting on October 25, 2024; (ii) a cash payment equal to $3,600,000 payable in a lump sum on October 25, 2024; and (iii) COBRA benefits through the earlier of (x) 12 months following October 4, 2024, (y) the date on which she is no longer eligible for COBRA continuation coverage, and (z) the date on which she is eligible for coverage through another employer (valued at approximately $32,119.80).
(7)    Ms. Dempsey is a named executive officer for the first time in fiscal year 2024.
(8)    Mr. Park is a named executive officer for the first time in fiscal year 2024.
Narrative to the Fiscal Year 2024 Summary Compensation Table
Lisa M. Harper Employment Agreement
On May 3, 2022, we entered into an employment agreement with Ms. Harper that sets forth the terms of her employment as the Company’s Chief Executive Officer. Ms. Harper’s employment agreement does not provide for a fixed term of employment. Pursuant to her employment agreement, Ms. Harper receives the following: (i) an initial annual base salary of $1,000,000, less required deductions and withholdings, (ii) an annual bonus with a target opportunity equal to 150% of base salary less required deductions and withholdings, (iii) an initial equity award under the LTIP, as further described in the “Outstanding Equity Awards at the end of Fiscal Year 2024” table below, and (iv) reimbursement of reasonable business expenses incurred in conducting her duties as the Company’s Chief Executive Officer as well as of certain relocation expenses.
Ms. Harper’s employment agreement provides for the following restrictive covenants: (i) during the term of her employment and any period thereafter in which Ms. Harper is receiving severance benefits pursuant to her employment agreement (as further described in the section below captioned “Potential Payments Upon Termination or a Change in Control”), an agreement not to engage in competition, directly or indirectly, with the Company or its affiliates, (ii) for a period of two years following the termination of her employment, an agreement not to solicit or encourage employees of the Company to leave its employ, or to hire such employees, (iii) during the term of her employment, an agreement not to acquire, assume or participate in any position, investment or interest known by Ms. Harper to be adverse or antagonistic to the Company or in any entity that is in competition with the business of the Company or any of its affiliates, (iv) during the term of her employment and at all times thereafter, an agreement not to disparage the Company, its affiliates or their respective employees, officers, directors or equity holders, (v) during the term of her employment and at all times thereafter, an agreement to preserve as confidential and not to disclose or use (other than on behalf of the Company) confidential information relating to the Company or its business and affairs, and (vi) an agreement to assign to the Company all trade secrets, inventions, developments and ideas protectable under relevant intellectual property laws and other proprietary rights.
Ms. Harper’s employment agreement also provides for certain severance payments and benefits in the event of specified termination events, as described below in the section captioned “Potential Payments Upon Termination or a Change in Control.”
Hyon C. Park Offer Letter
On August 3, 2022, we entered into an offer letter with Mr. Park that sets forth the terms of his employment as the Company’s Chief Technology Officer. Effective as of June 6, 2024, Mr. Park was appointed as the Company’s Chief Operating Officer (while continuing to serve as the Company’s Chief Technology Officer).
Mr. Park’s offer letter does not provide for a fixed term of employment. Pursuant to his offer letter, Mr. Park receives the following: (i) an initial annual base salary of $600,000, less required deductions and withholdings (which base salary was increased to $700,000 in connection with Mr. Park’s promotion to the Company’s Chief Operating Officer effective as of June 6, 2024), (ii) an annual bonus with a target opportunity equal to 75% of annualized base salary, less required deductions and withholdings (which target opportunity was increased to 80% in connection with Mr. Park’s promotion to the Company’s Chief Operating Officer effective as of June 6, 2024), (iii) a cash sign-on bonus equal to $225,000, which was subject to clawback in the event Mr. Park’s employment was terminated for cause (as defined therein) within 12 months of his start date, (iv) an initial equity award under the LTIP, as further described in the “Outstanding Equity Awards at the end of Fiscal Year 2024” table below, and (v) participation in the Company’s standard benefit plans.
Mr. Park’s offer letter provides for the following restrictive covenants: (i) non-competition during employment, (ii) non-solicitation of employees or customers during employment and for two years following the termination of his employment, (iii) perpetual non-disparagement, and (iv) perpetual non-disclosure of confidential information.
Mr. Park’s offer letter does not provide for any severance payments or benefits in the event of a termination of employment.
Paula S. Dempsey Offer Letter
On November 18, 2022, we entered into an offer letter with Ms. Dempsey that sets forth the terms of her employment as the Company’s Senior Vice President, Finance and Investor Relations. Effective as of December 4, 2023, Ms. Dempsey was promoted to be the Company’s Executive Vice President, Chief Financial Officer.
Ms. Dempsey’s offer letter does not provide for a fixed term of employment. Pursuant to her offer letter, Ms. Dempsey receives the following: (i) an initial annual base salary of $400,000, less required deductions and withholdings (which base salary was increased to $545,000 in connection with Ms. Dempsey’s promotion to the Company’s Chief Financial Officer effective as of December 4, 2023), (ii) an annual bonus with a target opportunity equal to 50% of annualized base salary, less required deductions and withholdings (which target opportunity was increased to 65% in connection with Ms. Dempsey’s promotion to the Company’s Chief Financial Officer effective as of December 4, 2023), (iii)

an initial equity award under the LTIP, as further described in the “Outstanding Equity Awards at the end of Fiscal Year 2024” table below, and (iv) participation in the Company’s standard benefit plans.
Ms. Dempsey’s offer letter also provides for certain severance payments and benefits in the event of specified termination events, as described below in the section captioned “Potential Payments Upon Termination or a Change in Control.”
Elizabeth Muñoz-Guzman Employment Agreement and Amendments
On December 13, 2019, we entered into an employment agreement with Elizabeth Muñoz-Guzman that sets forth the terms of her employment as the Company’s Chief Executive Officer. On May 3, 2022, Ms. Muñoz-Guzman voluntarily transitioned from her role as the Chief Executive Officer of the Company to the role of the Company’s Chief Creative Officer. In connection with such transition, we entered into a first amendment to her employment agreement, effective as of May 3, 2022, and a second amendment to her employment agreement, effective as of August 31, 2023, as further described below.
Effective as of October 4, 2024, Ms. Muñoz-Guzman’s employment with the Company as its Executive Vice President, Chief Creative Officer was terminated. In connection with such termination, we entered into a separation agreement with Ms. Muñoz-Guzman on October 4, 2024 (the “Muñoz-Guzman Separation Agreement”), which is described in the section below titled “Potential Payments Upon Termination or a Change in Control.”
Ms. Muñoz-Guzman’s employment agreement provides for base salary, eligibility to receive an annual bonus, eligibility to receive long-term incentive compensation and participation in the Company’s standard benefit plans. Ms. Muñoz-Guzman’s employment agreement has no fixed term.
The terms of Ms. Muñoz-Guzman’s employment agreement provide for a covenant not to compete with us or to solicit our employees and customers during employment and for a period of twelve months following her termination of employment for any reason, a perpetual non-disclosure of confidential information covenant, and a perpetual mutual non-disparagement covenant.
Ms. Muñoz-Guzman’s employment agreement also contemplated that she was entitled to receive an equity award in connection with the consummation of the IPO, with such equity award further described in the “Outstanding Equity Awards at the end of Fiscal Year 2024” table below. Following the IPO, Ms. Muñoz-Guzman is eligible to receive an annual incentive equity award grant in a form and at a time determined by our Compensation Committee on terms no less favorable to our other members of the senior management team, and subject to vesting and other terms of the LTIP.
Ms. Muñoz-Guzman’s employment agreement also provides for certain severance payments and benefits in the event of specified termination events, as described below in the section captioned “Potential Payments upon Termination or a Change in Control”.
On May 3, 2022 we entered into Amendment No. 1 to Ms. Muñoz-Guzman’s employment agreement, which provides that she will be employed by the Company as its Chief Creative Officer, will report directly to the Company’s Chief Executive Officer, and would resign as a member of the Board. Further, Ms. Muñoz-Guzman waived any right to claim “good reason” (as defined in her employment agreement) related to the changes in her title, duties, responsibilities and offices as provided for in the amendment. The amendment further provided that Ms. Muñoz-Guzman’s compensation and benefits would remain the same in her new role as Chief Creative Officer of the Company.

On August 31, 2023, we entered into Amendment No. 2 to Ms. Muñoz-Guzman’s employment agreement which reduces her (i) annual base salary from $900,000 to $700,000 and (ii) target bonus opportunity from 125% of base salary to 100% of base salary.
Long-Term Equity-Based Compensation
In connection with the consummation of the IPO, the unvested portion of any previously granted awards of incentive units made to our executives was converted into RSAs under the LTIP. Such RSAs generally vest in substantially equal quarterly installments, subject to continued employment through each such vesting date.
In addition, upon the consummation of the IPO, we granted our executives equity awards under the LTIP in the form of RSAs, RSUs and/or Options. Such grants generally vest in substantially equal installments on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through each such vesting date.
In fiscal year 2024, we granted our named executive officers annual equity awards under the LTIP in the form of RSUs and Options. The mix of annual equity awards granted to our named executive officers in fiscal year 2024 was as follows: (i) for Ms. Harper, 60% in the form of Options and 40% in the form of RSUs; and (ii) for Mr. Park and Ms. Dempsey, 50% in the form of Options and 50% in the form of RSUs.
In July 2024, in recognition of his promotion to Chief Operating Officer of the Company, Mr. Park also received an additional equity award, 60% in the form of Options and 40% in the form of RSUs.
Further, on December 5, 2024, Mmes. Harper and Dempsey were each granted a special equity award of RSUs with a value equal to $25,000, which vested immediately as of such grant date.
Ms. Muñoz-Guzman did not receive any equity awards during fiscal year 2024.
Other than the special equity awards granted to Mmes. Harper and Dempsey in December 2024, the Options and RSU awards granted to our named executive officers in fiscal year 2024 generally vest in substantially equal installments on each of the first four anniversaries of the applicable vesting commencement date, subject to continued employment through each such vesting date.
The PSUs granted to Ms. Harper in fiscal year 2022 generally (i) time-vest in substantially equal installments on each of the first three anniversaries of the applicable grant date, subject to continued employment through each such vesting date, and (ii) performance-vest based upon the achievement of the common stock of specified volume-weighted average trading price targets (each, a “VWAP Target”) during the three-year performance period starting on the applicable grant date. As of February 1, 2025, these PSUs have not yet performance-vested, as the common stock has not achieved the specified volume-weighted average trading price targets.
    Our named executive officers’ outstanding equity awards are further described in the “Outstanding Equity Awards at the end of Fiscal Year 2024” table below.
Nonqualified Deferred Compensation Plan
On August 1, 2015, we established the Torrid LLC Management Deferred Compensation Plan (the “Deferred Compensation Plan”) for the purpose of providing highly compensated employees a program to meet their financial planning needs. The Deferred Compensation Plan provides participants with the opportunity to defer up to 80% of their base salary and up to 100% of their annual earned bonus, all of which, together with the associated investment returns, are 100% vested from the outset. The Deferred Compensation Plan is designed to be exempt from most provisions of the Employee Retirement Security Act of 1974, as amended. All deferrals and associated earnings are our general unsecured obligations.
Ms. Muñoz-Guzman was the only named executive officer who participated in the Deferred Compensation Plan during fiscal year 2024.
Effective as of December 31, 2024, our Board approved the freezing of employee participation, employee deferrals, discretionary company credits and matching contributions, in each case, under the Deferred Compensation Plan.
Outstanding Equity Awards at the end of Fiscal Year 2024
The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of February 1, 2025. All of Ms. Muñoz-Guzman’s outstanding equity awards were forfeited in accordance with the terms of the applicable award agreements effective as of October 4, 2024.

		Option Awards				Stock Awards
	Grant	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable(1)	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock that have not Vested(1)	Market Value of Shares or Units of Stock that Have Not Vested(2)	Equity Incentive Plan awards: number of unearned shares, units or other rights that have not Vested(1)	Market Value of Shares or Units of Stock that have not Vested(2)
Name	Date	(#)	(#)	($)	Date	(#)	($)	(#)	($)
Lisa M. Harper	5/3/22							300,000(3)	2,118,000
	3/27/23	38,660	115,980(4)	3.23	3/27/33
	5/6/24	—	285,715(4)	5.18	5/6/34
	3/27/23					46,440(5)	327,866
	5/6/24					115,831(5)	817,767
Paula S. Dempsey	1/3/23	55,248	55,250(4)	3.00	1/3/33
	3/7/23	16,108	48,325(4)	3.23	3/27/33
	1/2/24	3,424	10,275(4)	6.01	1/2/34
	4/2/24	—	62,950(4)	4.51	4/2/34
	1/3/23					33,334(5)	235,338
	3/27/23					29,025(5)	204,917
	1/2/24					6,240(5)	44,054
	4/2/24					38,803(5)	273,949
Hyon C. Park	8/2/22	106,836	106,839(4)	5.99	8/22/32
	3/27/23	22,551	67,656(4)	3.23	3/27/33
	4/2/24	—	62,950(4)	4.51	4/2/34
	7/1/24	—	19,868(4)	7.42	7/1/34
	8/22/22					62,605(5)	441,991
	3/27/23					40,635(5)	286,883
	4/2/24					38,803(5)	273,949
	7/1/24					8,087(5)	57,094
___________________________
(1)The treatment of these awards upon certain termination and change in control events is described in the “Potential Payments Upon Termination or a Change in Control” section below.

(2)The values in these columns are calculated based on $7.06, the closing price of our common stock on January 31, 2025.
(3)Represents an award of PSUs granted to Ms. Harper under the LTIP on May 3, 2022. Such PSUs (i) time-vest in substantially equal installments on each of the first three anniversaries of the applicable grant date, subject to continued service through each such vesting date, and (ii) performance-vest based upon the achievement of the Company’s common stock of specified VWAP Targets during the three-year performance period starting on the grant date as follows: (a) 25% upon achievement of a $15 VWAP Target, (b) 50% upon achievement of a $20 VWAP Target, (c) 75% upon achievement of a $25 VWAP Target, and (d) 100% upon achievement of a $30 VWAP Target. As of February 1, 2025, all of Ms. Harper’s PSUs remained unvested, as the foregoing VWAP Targets have not yet been achieved.
(4)Represents awards of Options granted to each of Ms. Harper, Ms. Dempsey, and Mr. Park under the LTIP. Such Option awards each vest in substantially equal installments on the first four anniversaries of the applicable vesting commencement date, subject to continued employment through each date.
(5)Represents an award of RSUs granted to each of Ms. Harper, Ms. Dempsey, and Mr. Park under the LTIP. Such RSUs vest in substantially equal installments on the first four anniversaries of the applicable vesting commencement date, subject to continued employment through each date.
Potential Payments Upon Termination or a Change in Control
Lisa M. Harper Employment Agreement
Upon a termination of Ms. Harper’s employment by the Company without “cause” or a resignation by Ms. Harper for “good reason” (each as defined in her employment agreement), subject to Ms. Harper’s execution and non-revocation of a release of claims, Ms. Harper is entitled to receive the following severance benefits: (i) payment of an amount equal to 200% of base salary in effect at the time of termination, less required deductions and withholdings, payable in equal installments in accordance with the Company’s regular payroll practices over the 12-month period following such date of termination, and (ii) if Ms. Harper is eligible for and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or analogous provisions of state law (collectively, “COBRA”) for herself and/or her eligible dependents under the Company’s group health insurance plans following the termination of her employment, the Company will pay the COBRA premiums necessary to continue the health insurance coverage in effect for Ms. Harper and/or her eligible dependents as of such date of termination until the earliest of (a) 36 months following such termination date, (b) the expiration of Ms. Harper’s eligibility for continuation coverage under COBRA, and (c) the date Ms. Harper becomes eligible for substantially equal group health insurance coverage in connection with new employment.
Paula S. Dempsey Offer Letter
Upon a termination of Ms. Dempsey’s employment by the Company without “cause” (as defined in her offer letter), subject to Ms. Dempsey’s execution and non-revocation of a release of claims, Ms. Dempsey is entitled to receive the following severance benefits: (i) continued payment of her base salary in effect at the time of her termination during the six-month period following such termination, and (ii) if Ms. Dempsey is eligible for and timely elects continued coverage under COBRA for herself and/or her eligible dependents under the Company’s group health insurance plans following the termination of her employment, the Company will pay the COBRA premiums necessary to continue the health insurance coverage in effect for Ms. Dempsey and/or her eligible dependents as of such date of termination until the earliest of (x) the end of such 6-month period, or (y) the expiration of Ms. Dempsey’s eligibility for continuation coverage under COBRA.

Hyon C. Park Offer Letter
Mr. Park’s offer letter does not provide for any severance payments or benefits in the event of a termination of employment.
Elizabeth Muñoz-Guzman Employment Agreement
Upon a termination of Ms. Muñoz-Guzman’s employment by the Company without “cause” or a resignation by Ms. Muñoz-Guzman for “good reason” (each as defined in her employment agreement), subject to Ms. Muñoz-Guzman’s execution and non-revocation of a release of claims, Ms. Muñoz-Guzman is entitled to receive the following severance benefits: (i) payment of an amount equal to twelve months of her then-current base salary, payable in accordance with our normal payroll procedures during the twelve-month period following termination of employment, (ii) a pro-rata portion of her annual target bonus through the date of her termination of employment based on actual Company performance, payable when annual bonuses are paid to other senior executives of the Company, and (iii) if Ms. Muñoz-Guzman is eligible for and timely elects continued coverage under COBRA for herself and/or her eligible dependents under the Company’s group health insurance plans following the termination of her employment, the Company will pay the employer portion of the COBRA premiums necessary to continue the health insurance coverage in effect for Ms. Muñoz-Guzman and/or her eligible dependents as of such date of termination until the earliest of (x) 12 months following such termination date, (y) the expiration of Ms. Muñoz-Guzman’s eligibility for continuation coverage under COBRA, and (z) the date Ms. Muñoz-Guzman becomes eligible for substantially equal group health insurance coverage in connection with new employment.
In the event Ms. Muñoz-Guzman’s employment is terminated due to death or disability, she (or her estate) is entitled to severance equal to a pro-rata portion of her annual target bonus through the date of her termination of employment.
In addition, Ms. Muñoz-Guzman’s employment agreement provides that, if Ms. Muñoz-Guzman’s employment is terminated by the Company for any reason other than for “cause” or by Ms. Muñoz-Guzman for “good reason”, in each case, during the two-year period immediately following a Change of Control (as defined in Ms. Muñoz-Guzman’s August 29, 2018 incentive unit grant agreement) that occurs following an IPO, subject to her execution and non-revocation of a release of claims, all of her unvested equity-based awards will vest in full on the 60th day following her termination of employment.
The May 3, 2022, No. 1 Amendment to Ms. Muñoz-Guzman’s employment agreement provides that she waived any right to claim “good reason” (as defined in her employment agreement) related to the changes in her title, duties, responsibilities, and offices as provided for in the amendment.
Elizabeth Muñoz-Guzman Separation Agreement
Effective as of October 4, 2024, Ms. Muñoz-Guzman’s employment with the Company as its Executive Vice President, Chief Creative Officer was terminated. In connection with such termination, we entered into the Muñoz-Guzman Separation Agreement.
The Muñoz-Guzman Separation Agreement provides that, subject to Ms. Muñoz-Guzman’s execution and non-revocation of a customary release of claims, as well as her continued compliance with other customary restrictive covenants, Ms. Muñoz-Guzman received the following separation payments and benefits: (i) a cash payment equal to $1,400,000 payable in equal installments over the 12-month period starting on October 25, 2024; (ii) a cash payment equal to $3,600,000, payable in a lump sum on

October 25, 2024; and (iii) COBRA benefits through the earlier of (x) 12 months following October 4, 2024, (y) the date on which she is no longer eligible for COBRA continuation coverage, and (z) the date on which she is eligible for coverage through another employer (valued at approximately $32,119.80).
Cause and Good Reason Definitions
For purposes of Ms. Harper’s employment agreement, “cause” generally means the following events, as determined by the Board, in its sole discretion: (i) willful misconduct, including, but not limited to, dishonesty which materially and adversely reflects upon the executive’s ability to perform her duties for the Company, (ii) conviction of, or the entry of a pleading of guilty or nolo contendere by the executive to, any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft against the Company, (iv) a material breach of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between the executive and the Company or any material written policy or code of conduct of the Company, or (v) willful and habitual failure to attend to executive’s duties, after written notice to the executive and no less than a 90 day period to cure such failure provided such failure to perform is subject to cure with the passage of time.
For purposes of Ms. Harper’s employment agreement, “good reason” generally means the occurrence of any of the following events without the executive’s consent: (i) a material reduction in the executive’s duties, authority, or responsibilities relative to executive’s duties, authority, or responsibilities in effect immediately prior to such reduction, including, without limitation, removal of the executive as Chief Executive Officer of the Company, but not including executive’s failure to be elected to the Board following nomination), (ii) a material reduction of the executive’s base salary as initially set forth in executive’s employment agreement or as the same may be increased from time to time, or (iii) any material breach of executive’s employment agreement by the Company.
For purposes of Ms. Dempsey’s employment offer letter, “cause” shall mean (i) willful misconduct by executive, including, but not limited to, dishonesty which materially and adversely reflects upon the executive’s ability to perform her duties for the Company, (ii) conviction of, or the entry of a pleading of guilty or nolo contendere by the executive, to any crime involving moral turpitude or any felony, (iii) fraud, embezzlement or theft against the Company, (iv) a material breach by the executive of any material provision of any employment contract, assignment of inventions, confidentiality and/or nondisclosure agreement between the executive and the Company, (v) violation by the executive of Company policy, or (vi) failure to attend to executive’s duties.
For purposes of Ms. Muñoz-Guzman’s employment agreement, “cause” generally means the following: (i) conviction of a felony (or entry of a plea of guilty or nolo contendre with respect to a felony), (ii) fraudulent conduct, (iii) willful refusal to materially perform her duties (except during periods when she is unable to perform such duties as a result of her illness (either physical or mental) or other incapacity or excused absence or vacation) consistent with her position and title as reasonably directed by the Board, (iv) willful misconduct which has a material adverse effect on us or our reputation or our subsidiaries, or (v) a material breach by Ms. Muñoz-Guzman of her obligations as set forth in the employment agreement.
For purposes of Ms. Muñoz-Guzman’s employment agreement, “good reason” generally means Ms. Muñoz-Guzman resigns from her employment with the Company as a result of one or more of the following events: (i) any material adverse change in her authority, responsibilities or duties such that Ms. Muñoz-Guzman no longer has the title of, or serve or function as, our Chief Executive Officer (except due to illness (either physical or mental) or other incapacity or excused absence or vacation), (ii) a material breach by us of Ms. Muñoz-Guzman’s employment agreement (including, without limitation, any reduction in her base salary or annual incentive opportunity), or (iii) relocation of Ms. Muñoz-Guzman’s principal business location to an area outside of the Los Angeles, California metropolitan area.
Equity Award Agreements
Each of the award agreements entered into by our NEOs provide that, upon the termination of the applicable NEO’s employment or service with the Company for any reason, all unvested RSAs, Options, RSUs or PSUs, as applicable, will be immediately forfeited.
In addition, Ms. Harper’s PSU award agreement provides that, upon the consummation of a “change in control” (as defined in the LTIP), the PSU will be deemed to have 100% time-vested, subject to the executive’s continued employment or service through the date such change in control is consummated.
Notwithstanding the foregoing, each award agreement provides that the Compensation Committee may, in its sole discretion, provide for the accelerated vesting of any unvested RSAs, Options, RSUs or PSUs, as applicable, at any time and for any reason.
Executive Severance Plan
On March 29, 2025, the Board adopted the Torrid Holdings Inc. Executive Severance Plan (the “Executive Severance Plan”), effective as of March 29, 2025. The Executive Severance Plan will be administered by our Compensation Committee. Eligible executives will be designated by our Compensation Committee. Mr. Park and Ms. Dempsey are participants in the Executive Severance Plan, and Ms. Harper is not (as she is instead provided severance benefits subject to her employment agreement). Ms. Muñoz-Guzman’s employment was terminated on October 4, 2024, prior to the effective date of the Executive Severance Plan, and accordingly she was not eligible to receive any payments or benefits under the Executive Severance Plan.
Upon a Qualifying Termination outside of the Change in Control Period (each as defined in the Executive Severance Plan), a participant in the Executive Severance Plan will be eligible to receive, subject to his or her execution and non-revocation of a release of claims and continued compliance with restrictive covenants, the following severance payments and benefits:
•Continued payment of such participant’s base salary during the 12-month period following such termination;
•Subject to such participant’s timely election of continued coverage pursuant to COBRA, the Company will pay the full COBRA premiums for such participant during the 12-month period following such termination (the “COBRA Benefits”); and
•Outplacement benefits during the 9-month period following such termination (up to a maximum of $20,000) (the “Outplacement Benefits”).
Upon a Qualifying Termination during the Change in Control Period, a participant in the Executive Severance Plan will be eligible to receive, subject to his or her execution and non-revocation of a release of claims and continued compliance with restrictive covenants, the following severance payments and benefits:

•A lump sum payment equal to 12 months of such participant’s base salary, payable on the first payroll date following the occurrence of the “change in control” (as defined in the LTIP);
•Payment of such participant’s annual incentive bonus in respect of the year in which such termination occurs, based on actual performance, and prorated based on the number of days such participant was employed during such year, payable at the same time that such annual bonuses are paid to similarly situated employees of the Company;
•The COBRA Benefits; and
•The Outplacement Benefits.
Nothing in the Executive Severance Plan will adversely affect the rights a participant may have to severance benefits pursuant to any employment agreement or offer letter between such participant and the Company; provided, that no participant is eligible to receive severance benefits under the Executive Severance Plan that would be duplicative of any benefits such participant is eligible to receive under his or her employment agreement or offer letter with the Company.
Director Compensation
The Board has adopted a compensation program for our independent, non-employee directors, or the “Independent Director Compensation Program.” The Independent Director Compensation Program became effective as of June 30, 2021. Pursuant to the Independent Director Compensation Program, each non-employee member of the Board who is independent will receive the following cash compensation for Board services, as applicable:
•$100,000 per year for service as a Board member; and
•$15,000 per year for service as a chairperson for each committee, including Audit, Compensation, and Nominating and Corporate Governance Committees.
In addition, pursuant to the Independent Director Compensation Program, our independent, non-employee directors will generally receive an annual grant of RSUs under the LTIP, with a grant date fair value equal to $125,000, each of which vests on the one-year anniversary of the grant date, subject to the director’s continued service on the Board through such vesting date.
Any of our directors who are appointed and employed by Sycamore (i.e., Stefan L. Kaluzny and Dary Kopelioff) do not receive any compensation from us for their Board services. Any of our non-employees who are not independent receive the cash compensation provided for in the Independent Director Compensation Program, but do not receive any of the equity-based compensation provided for in the Independent Director Compensation Program.
Our independent, non-employee directors and any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with the performance of their duties as our directors.
The table below provides compensation amounts for our non-employee directors for fiscal year 2024. Due to her role as Chief Executive Officer of the Company, Ms. Harper’s compensation is shown in the “Summary Compensation Table” above. Following Ms. Harper’s appointment as Chief Executive Officer on May 3, 2022, she no longer receives any compensation in respect of her service on the Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Michael Shaffer	115,000	125,000	240,000
Theophlius Killion	100,000	125,000	225,000
Valeria Rico Nikolov	100,000	125,000	225,000
___________________________
(1)    Amounts in this column represent the aggregate grant date fair value of stock awards granted to certain of our non-employee directors during fiscal year 2024, computed in accordance with FASB ASC Topic 718. As of February 1, 2025, our non-employee directors held outstanding RSUs in the following amounts: Mr. Shaffer – 18,768; Mr. Killion – 18,768; and Ms. Nikolov – 18,768.
PAY VERSUS PERFORMANCE
Pay versus Performance Table
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our named executive officers (“NEOs”) and our principal executive officer (“PEO”) for the fiscal years ended on February 1, 2025, February 3, 2024, and January 28, 2023, in accordance with the SEC disclosure requirements for a smaller reporting company as set forth in Item 402(v)(8) of Regulation S-K.

Year	Summary Compensation Table Total for PEO 1(1)	Compensation Actually Paid to PEO 1(1)(2)	Summary Compensation Table Total for PEO 2(1)	Compensation Actually Paid to PEO 2(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based On: Total Stockholder Return(5)	Net Income(6) (in thousands)
2024	$3,867,150	$4,353,501	$—	$—	$1,451,230	$2,070,699	$80.05	$16,318
2023	$1,880,139	$2,364,593	$—	$—	$1,742,675	$2,253,923	$56.35	$11,619
2022	$1,742,696	$908,696	$918,514	$54,136	$2,235,649	$1,352,670	$42.06	$50,209
___________________________
(1)The names of the PEOs reflected in these columns for each applicable fiscal year are as follows: (i) for fiscal years 2024 and 2023, Lisa M. Harper, and (ii) for fiscal year 2022, Ms. Harper and Elizabeth Muñoz-Guzman. Ms. Harper was appointed Chief Executive Officer of the Company in May 2022, replacing Ms. Muñoz-Guzman, who was the Chief Executive Officer of the Company for part of fiscal year 2022.
(2)Amounts reported in these columns represent the compensation actually paid to our PEO for each applicable fiscal year. In calculating the compensation actually paid amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.

The table below includes each of the adjustments made to the Summary Compensation Table total compensation in order to calculate the compensation actually paid to our PEO for each applicable fiscal year, computed in accordance with Item 402(v) of Regulation S-K:

	PEO 1: Ms. Harper			PEO 2: Ms. Muñoz-Guzman
	2024	2023	2022	2024	2023	2022
Summary Compensation Table - Total Compensation	$3,867,150	$1,880,139	$1,742,696	N/A	N/A	$918,514
- Deduct the amounts reported in the Summary Compensation Table as equity award amounts which are based on grant date fair values.	(1,525,000)	(500,000)	(999,000)	N/A	N/A	—
+ Add the year-end fair value of any equity awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year.	2,049,199	839,704	165,000	N/A	N/A	—
+ Add the amount of change in fair value as of the end of the covered fiscal year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year.	(28,360)	144,750	—	N/A	N/A	(531,598)
+ Add the fair value as of the vesting date for awards that are granted and vest in the same covered fiscal year.	25,003	—	—	N/A	N/A	—
+ Add the amount of change in fair value from the end of the prior fiscal year to the vesting date for awards granted in prior years that vest in the covered fiscal year.	(34,491)	—	—	N/A	N/A	(332,780)
- Deduct the amount of fair value at the end of the prior fiscal year for awards granted in prior years that forfeited during the covered fiscal year.	—	—	—	N/A	N/A	—
+ Add the dollar value of any dividends, dividend equivalents, or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the covered fiscal year.	—	—	—	N/A	N/A	—
Compensation actually paid	$4,353,501	$2,364,593	$908,696	N/A	N/A	$54,136
(3)    The names of each of the non-PEO NEOs reflected in these columns for each applicable fiscal year are as follows: (i) for fiscal year 2024, Paula S. Dempsey and Hyon C. Park, (ii) for fiscal year 2023, Mark Mizicko and Elizabeth Muñoz-Guzman and (iii) for fiscal year 2022, Timothy O. Martin and Bridgett C. Zeterberg.
(4)    Amounts reported in this column represent the average compensation actually paid to our non-PEO NEOs for each applicable fiscal year. In calculating the compensation actually paid amounts reflected in this column, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant.

The table below includes each of the adjustments made to the Summary Compensation Table total compensation in order to calculate the average compensation actually paid to our non-PEO NEOs for each applicable fiscal year, computed in accordance with Item 402(v) of Regulation S-K:

	2024	2023	2022
Summary Compensation Table - Total Compensation	$1,451,230	$1,742,675	$2,235,649
- Deduct the amounts reported in the Summary Compensation Table as equity award amounts which are based on grant date fair values.	(437,500)	(769,166)	(1,850,000)
+ Add the year-end fair value of any equity awards granted in the covered fiscal year that are outstanding and unvested as of the end of the covered fiscal year.	623,687	1,327,549	967,021
+ Add the amount of change in fair value as of the end of the covered fiscal year (from the end of the prior fiscal year) of any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year.	385,872	7,501	—
+ Add the fair value as of the vesting date for awards that are granted and vest in the same covered fiscal year.	12,502	—	—
+ Add the amount of change in fair value from the end of the prior fiscal year to the vesting date for awards granted in prior years that vest in the covered fiscal year.	34,908	(54,636)	—
- Deduct the amount of fair value at the end of the prior fiscal year for awards granted in prior years that forfeited during the covered fiscal year.	—	—	—
+ Add the dollar value of any dividends, dividend equivalents, or other earnings paid on stock or option awards in the covered fiscal year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the covered fiscal year.	—	—	—
Compensation actually paid	$2,070,699	$2,253,923	$1,352,670
(5)    The Company’s total stockholder return (“TSR”) reflected in this column for each applicable fiscal year is calculated based on an initial fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation S-K.
(6)    Represents the amount of net income reflected in the audited financial statements included in the Company’s fiscal year 2024 Annual Report on Form 10-K for each applicable fiscal year.

Pay versus Performance Comparative Disclosure
In accordance with Item 402(v)(5) of Regulation S-K, the Company is providing the following comparative graphical disclosure, which describes the relationships between certain information presented in the Pay versus Performance Table set forth above.
Company TSR and Compensation Actually Paid (“CAP”)

Company TSR vs. CAP
CAP ($000s)
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Value of $100 Investment
$90.00
$80.00
$70.00
$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$-
2022
2023
2024
PEO 1 CAP
PEO 2 CAP
Average Non-PEO NEO CAP
Company TSR

Company Net Income (Loss) and Compensation Actually Paid (“CAP”)

Company Net Income vs. CAP
CAP ($000s)
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Net Income ($000,000)
$60
$50
$40
$30
$20
$10
$0
2022
2023
2024
PEO 1 CAP
PEO 2 CAP
Average Non-PEO NEO CAP
Company Net Income

LIMITATIONS OF LIABILITY AND INDEMNIFICATION MATTERS
We have adopted provisions in our Charter that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:
•any breach of their duty of loyalty to the corporation or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our Bylaws also provide that we shall indemnify our directors and officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our Bylaws would permit indemnification.
We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer, as applicable, or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Related Party Transactions Policy
We have adopted a written policy with respect to related party transactions. Under our Related Party Transactions Policy, a “Related Party Transaction” is any transaction, arrangement, or relationship between us or any of our subsidiaries and a Related Party. A “Related Party” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.
Pursuant to our Related Party Transactions Policy, any Related Party Transaction must generally be approved by our Audit Committee. In approving any Related Party Transaction, our Audit Committee shall review all relevant information available to it about the Related Party Transaction. The Audit Committee may approve the Related Party Transaction only if the Audit Committee determines in good faith that, under all of the circumstances, the transaction is in the best interests of the Company and its stockholders.
Certain Related Parties Transactions
Described below are transactions with Related Parties in which the amounts involved exceeded $120,000 since the beginning of our last fiscal year or may be expected to exceed such amount in the foreseeable future. Other than as described in this section and the “Executive and Director Compensation” section above, there were no transactions with Related Parties in the last fiscal year, and no transactions are currently proposed, that would require disclosure under Item 404 of Regulation S-K.
Services Agreements with Hot Topic
Hot Topic Inc. (“Hot Topic”) is an entity indirectly controlled by affiliates of Sycamore. On March 21, 2019, we entered into an amended and restated services agreement with Hot Topic, which was subsequently amended on August 1, 2019, April 30, 2023 and May 3, 2024 (“Amended and Restated Services Agreement”). Under the Amended and Restated Services Agreement, Hot Topic provides us (or causes applicable third parties to provide) real estate leasing and construction management services. We record payments made to Hot Topic under these service agreements in the applicable expense category in either cost of goods sold, or selling, general and administrative expenses.

During fiscal year 2024, Hot Topic charged us $2.1 million for various services under the applicable service agreement. As of February 1, 2025, we owed $0.6 million to Hot Topic for these services.
On August 1, 2019, we entered into a services agreement (“Reverse Services Agreement”) with Hot Topic, under which Torrid provided Hot Topic with certain information technology services. The term of the Reverse Services Agreement was three years, unless we or Hot Topic extended the agreement, or Hot Topic terminated the agreement. Torrid provided Hot Topic with the specified information technology services at no cost for the first three years of the Reverse Services Agreement, however Hot Topic bore certain capital and operating expenses that it incurred. Costs incurred in connection with providing the specified information technology services to Hot Topic were expensed as incurred in our consolidated statements of operations and comprehensive income. On July 31, 2022, we entered into a first amendment to the Reverse Services Agreement (“Amended Reverse Services Agreement”) with Hot Topic, under which Torrid provided Hot Topic with certain information technology services for a fixed fee. The term of the Amended Reverse Services Agreement was two months while both parties negotiated a longer-term amendment to the Reverse Services Agreement with modified terms and conditions. On September 30, 2022, we entered into a second amendment to the Reverse Services Agreement (“Second Amended Reverse Services Agreement”) with Hot Topic, under which Torrid provided Hot Topic with certain information technology services for a fixed fee. The term of the Second Amended Reverse Services Agreement was two months while both parties negotiated a longer-term amendment to the Reverse Services Agreement with modified terms and conditions. Effective December 1, 2022, we entered into a third amendment to the Reverse Services Agreement (“Third Amended Reverse Services Agreement”) with Hot Topic, under which Torrid provided Hot Topic with certain information technology services for a fixed fee. The term of the Third Amended Reverse Services Agreement was 17 months unless we and Hot Topic mutually agreed to extend the agreement, or we or Hot Topic terminated the agreement (or certain services under the agreement), upon written notice. Effective January 1, 2024, we entered into a fourth amendment to the Reverse Services Agreement (“Fourth Amended Reverse Services Agreement”) with Hot Topic, which amended the Third Amended Reverse Services Agreement solely to amend certain pricing information. The term of the Fourth Amended Reverse Services Agreement ended on May 4, 2024, unless we and Hot Topic mutually agreed to extend the agreement, or we or Hot Topic terminated the agreement (or certain services under the agreement), upon written notice. Effective May 5, 2024, we entered into a fifth amendment to the Reverse Services Agreement (“Fifth Amended Reverse Services Agreement”) with Hot Topic, which amended the Fourth Amended Reverse Services Agreement solely to amend certain pricing information. The term of the Fifth Amended Reverse Services Agreement ends on October 25, 2025, unless it is terminated by us or Hot Topic or we mutually agree in writing to extend the term. During fiscal year 2024, we charged Hot Topic $0.6 million for these services and as of February 1, 2025, Hot Topic owed us $0.1 million for these services.
Hot Topic incurs certain direct expenses on our behalf, such as payments to our non-merchandise vendors and each month, we pay Hot Topic for these pass-through expenses. As of February 1, 2025, the net amount we owed Hot Topic for these expenses was not material and as of February 3, 2024, the net amount we owed Hot Topic was $0.4 million.
Transactions with MGF Sourcing US, LLC
MGF Sourcing US, LLC, an entity indirectly controlled by affiliates of Sycamore, is one of our suppliers. During fiscal year 2024, cost of goods sold included $38.7 million related to the sale of merchandise purchased from this supplier. Purchases from this supplier accounted for approximately 8%

of total net purchases in fiscal year 2024. As of February 1, 2025, the net amount we owed MGF Sourcing US, LLC for these purchases was $7.9 million.
Transactions with HU Merchandising, LLC
HU Merchandising, LLC, a subsidiary of Hot Topic, is one of our suppliers. During fiscal year 2024, cost of goods sold included $0.2 million related to the sale of merchandise purchased from this supplier. As of February 1, 2025, there was no amount due.
Transactions with Staples, Inc.
Staples, Inc., an entity indirectly controlled by affiliates of Sycamore, is one of our suppliers. During fiscal year 2024, purchases from this supplier were not material. As of February 1, 2025, amounts due to this supplier were not material.
Stockholders’ Agreement
We entered into the Stockholders’ Agreement with the Sycamore Stockholder on July 6, 2021 that provides them with certain rights with respect to the designation of directors to serve on the Board. See “Board of Directors and Corporate Governance—Stockholders’ Agreement.”
Registration Rights Agreement
We entered into a registration rights agreement pursuant to which we granted certain registration rights to certain funds managed by Sycamore and its affiliates and certain of their transferees, including the right, under certain circumstances and subject to certain restrictions, to require us to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), our common stock held by them. In addition, we will commit to file as promptly as possible after receiving a request from Sycamore, a shelf registration statement registering secondary sales of our common stock held by Sycamore. Sycamore also will have the right to exercise certain piggyback registration rights in respect of common stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us.
Sponsor Advisory Services Agreement
On May 1, 2015, we entered into an advisory services agreement with Sycamore, pursuant to which Sycamore agreed to provide strategic planning and other related services to us. We are obligated to reimburse Sycamore for its expenses incurred in connection with providing such advisory services to us. As of the end of fiscal year 2024, there were no amounts due and during fiscal year 2024, no amounts were paid under this agreement.
From time to time, we also reimburse Sycamore for certain management expenses it pays on our behalf. As of February 1, 2025, there were no amounts due. During fiscal year 2024, the reimbursements we made to Sycamore for such expenses were not material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 15, 2025 regarding the beneficial ownership of our common stock by:
•each person or group known to us who beneficially owns more than 5% of our common stock;
•each of our directors and director nominees;
•each of our named executive officers; and
•all of our directors and executive officers as a group.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. Applicable percentages are based on 104,992,731 shares of common stock outstanding as of April 15, 2025. Common stock subject to restricted stock units or stock options that are currently exercisable or exercisable within 60 days of April 15, 2025 are deemed to be outstanding and beneficially owned by the person holding the restricted stock units or stock options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person except the percentage ownership of executive officers and directors as a group.
Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Torrid Holdings Inc., 18501 East San Jose Avenue, City of Industry, California 91748.

	Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Awards Vested and Vesting Within 60 Days(1)	Total	Percentage Ownership(2)
Directors and Executive Officers
Lisa M. Harper	5,073,914	177,705	5,251,619	4.99%
Paula S. Dempsey	52,084	106,625	158,709	*
Hyon C. Park	70,547	167,676	238,223	*
Stefan L. Kaluzny	—	—	—	—
Theophlius Killion	60,354	18,768	79,122	*
Dary Kopelioff	—	—	—	—
Valeria Rico Nikolov	51,457	18,768	70,225	*
Michael Shaffer	68,290	18,768	87,058	*
All directors and executive officers, as a group (10 persons)	5,469,855	714,892	6,184,747	5.85%

Sycamore Partners Management LP	73,976,602	—	73,976,602	70.46%
Fund 1 Investments, LLC	6,477,071	—	6,477,071	6.17%
___________________________
*    Represents beneficial ownership of less than one percent (1%) of our outstanding common stock.
(1)    Reflects Options exercisable and RSUs vesting within 60 days of April 15, 2025.
(2)    Applicable percentage is based upon 104,992,731 shares of common stock issued and outstanding as of April 15, 2025 and held at Equiniti Trust Company.

PROPOSAL 2 — APPROVAL OF, ON AN ADVISORY, NON-BINDING BASIS, THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act and the related SEC rules promulgated thereunder, we are asking our stockholders to cast a non-binding advisory vote to approve the compensation of our named executive officers. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.
As described in the “Executive and Director Compensation—Compensation Philosophy and Objectives” section of this Proxy Statement, the primary objectives of our executive compensation program are to: (i) attract, motivate and retain talented and experienced executives in our industry; (ii) reward executives whose knowledge, skills and performance are critical to our success; (iii) align the interests of our executive officers with our stockholders by motivating executive officers to increase stockholder value; (iv) foster a shared commitment among executives by aligning individual goals with the goals of the executive management team and our company, while also recognizing individual contributions to the success of our Company; and (v) compensate our executives in a manner that is fair but also ensures alignment between pay and performance to meet our long-range performance objectives. We urge our stockholders to review the “Executive and Director Compensation” section of this Proxy Statement, including the compensation tables and related narrative discussion included therein for more information.
The Compensation Committee and the Board believe that our executive compensation aligns well with our philosophy and with corporate performance. Executive compensation is an important matter for our stockholders. We routinely review our compensation practices and engage in ongoing dialogue with our stockholders to ensure our practices are aligned with stakeholder interests and reflect best practices.
As an advisory vote, the outcome of the vote on this proposal is not binding upon us. However, the Board and Compensation Committee value the opinions expressed by stockholders in their vote on this Proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” APPROVING, ON AN ADVISORY, NON-BINDING BASIS, THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending January 31, 2026. Services provided to the Company and its subsidiaries by PwC for the year ended February 1, 2025 are described below and under “Report of the Audit Committee.”
The Audit Committee approved all services provided by PwC. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.
Ratification of the appointment of PwC requires affirmative votes from the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. If the Company’s stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace PwC as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.
THE AUDIT COMMITTEE AND THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 31, 2026.

Principal Accountant Fees and Services
The following table summarizes the aggregate fees for professional audit services and other services rendered by PwC for fiscal years 2024 and 2023:

	2024	2023
Audit Fees(1)	$2,128,000	$1,316,800
Tax Fees(2)	44,000	46,000
All Other Fees(3)	2,000	2,000
Total	$2,174,000	$1,364,800
___________________________
(1)“Audit Fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; comfort letters, consents and assistance with and review of documents filed with the SEC, and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (“PCAOB”).
(2)“Tax Fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.
(3)“All Other Fees” include fees for services other than the services reported in audit fees, audit-related fees, and tax fees. In both years, included subscriptions and licenses to accounting and tax resources and other permissible services that do not fall within the other listed categories.
In considering the nature of the services provided by PwC, our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the rules and regulations concerning auditor independence promulgated by the SEC as well as the PCAOB. PwC presented the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the PCAOB and currently in effect. The Committee received these written disclosures and the letters from PwC required by the applicable requirements of the PCAOB regarding communications concerning independence – including Rule 3524, Audit Committee Pre-approval of Certain Tax Services, and Rule 3526, Communication with Audit Committees Concerning Independence – and discussed with PwC its independence from our company and management.
The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. Each year, the Audit Committee will pre-approve audit services, audit-related services and tax services to be used by the Company.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board of Directors is currently comprised of three independent directors and operates under a written charter originally adopted by the Board of Directors in June 2021, which charter is reviewed on an annual basis and amended, as necessary, by the Board of Directors upon recommendation by the Audit Committee.
The current members of the Audit Committee are Michael Shaffer, Theophlius Killion and Valeria Rico Nikolov. Mr. Shaffer serves as the chairperson of the Audit Committee. Each of Mr. Shaffer, Mr. Killion and Ms. Rico Nikolov is an “independent director” as currently defined in Section 303A.02 of the NYSE Listed Company Manual and Rule 10A-3 of the Exchange Act. The Board of Directors has also determined that Mr. Shaffer is an “audit committee financial expert” as described in applicable rules and regulations of the SEC.
The Audit Committee appoints an accounting firm as our independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.
The Audit Committee held five meetings during fiscal year 2024. The meetings were designed to provide information to the Audit Committee necessary for it to conduct its oversight function of the external financial reporting activities and audit process of our Company, and to facilitate and encourage communication between the Audit Committee, management and our independent registered public accounting firm, PwC. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited financial statements for fiscal year 2024 with management and the independent registered public accounting firm. The Audit Committee also instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”), and the SEC.
The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm, PwC, required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with PwC that firm's independence.
Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 1, 2025, for filing with the SEC.

The Audit Committee of the Board of Directors of Torrid Holdings Inc.:
Michael Shaffer (Chairperson)
Theophlius Killion
Valeria Rico Nikolov

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing made by Torrid Holdings Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
OTHER MATTERS
We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.
Notice of Internet Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our Annual Report on Form 10-K available to our stockholders electronically via the Internet. The notice of internet availability contains instructions on how to access this proxy statement and our Annual Report on Form 10-K and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and Annual Report on Form 10-K. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.
    Householding. We have adopted a procedure approved by the SEC called “householding.” Under the householding procedure, certain stockholders, whether they own registered shares or shares in street name, who have the same address and who receive either notices or paper copies of the proxy materials in the mail will receive only one copy of our proxy materials, or a single notice, for all stockholders at that address, unless one or more of the stockholders at that address has previously notified us that they want to receive separate copies. If you received a single set of proxy materials as a result of householding, and one or more stockholders at your address would like to have separate copies of these materials with respect to the Annual Meeting or in the future, or if you would like to request that only a single set of proxy materials be sent to the household, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. A number of brokerage firms have instituted householding. They will have their own procedures for stockholders who wish to receive individual copies of the proxy materials.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. These filings are also available on our website at https://investors.torrid.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.
COST OF PROXY SOLICITATION
The Company is paying the expenses of this solicitation. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of stock held as of the Record Date by such persons, and the Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies in person or by telephone, facsimile, email or other similar means.

APPENDIX A:
DESCRIPTION OF NON-GAAP FINANCIAL MEASURES
This proxy statement includes information on Adjusted EBITDA, which is a non-GAAP financial measure (“non-GAAP”). In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures such as Adjusted EBITDA. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.
Adjusted EBITDA is a supplemental measure of our operating performance that is neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other expense (income), plus provision for less (benefit from) income taxes, depreciation, and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, and other expenses.
We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating, on a quarterly and annual basis, actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and, as such, use it internally to report and analyze our results and as a benchmark to determine certain non-equity incentive payments made to executives.
Adjusted EBITDA has limitations as an analytical tool. This measure is not a measurement of our financial performance under GAAP and should not be considered in isolation or as an alternative to or substitute for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

SCAN TO VIEW MATERIALS & VOTE TORRID HOLDINGS INC. 18501 E SAN JOSE AVE CITY OF INDUSTRY CALIFORNIA 91745 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 3, 2025 for shares held directly and by 11:59 p.m. Eastern Time on June 1, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 3, 2025 for shares held directly and by 11:59 p.m. Eastern Time on June 1, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V71949-P24630 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TORRID HOLDINGS INC. The Board of Directors recommends that you vote "FOR" items 1, 2 and 3. 1. DIRECTOR NOMINEES TO SERVE FOR A THREE-YEAR TERM EXPIRING AT THE FISCAL YEAR 2028 ANNUAL MEETING. Nominees: For Withhold 1a. Lisa M. Harper 1b. Stefan L. Kaluzny 2. ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY'S NAMED EXECUTIVE OFFICERS. For Against Abstain 3. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING JANUARY 31, 2026. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The notice of Annual Meeting, the Proxy Statement and our fiscal year 2024 Annual Report on Form 10-K are available at www.proxyvote.com. V71950-P24630 TORRID HOLDINGS INC. Annual Meeting of Shareholders June 4, 2025 9:00 a.m. Pacific Time This proxy is solicited by the Board of Directors of Torrid Holdings Inc. The shareholder(s) hereby appoint(s) Bridgett C. Zeterberg, Executive Vice President, Chief Human Resources Officer/Chief Legal Officer and Corporate Secretary and Paula S. Dempsey, Executive Vice President and Chief Financial Officer, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, and, in their judgment and discretion, on such matters as may properly come before the meeting, all of the shares of common stock of TORRID HOLDINGS INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m. Pacific Time on June 4, 2025, at the Company Headquarters, 18501 East San Jose Avenue, City of Industry, California 91748, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side